Exhibit 99.1
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in doubt about this Offer you should consult an independent financial adviser authorised under the Financial Services and Markets Act 2000 (FSMA) if you are in the United Kingdom or, if not, another appropriately authorised independent financial adviser. If you have sold or otherwise transferred all or some of your EHL Shares, please forward this document, and the accompanying Form of Acceptance, as soon as possible to the purchaser or transferee. However, such documents must not be directly or indirectly mailed or otherwise forwarded, distributed, or sent in or into or from any Restricted Jurisdiction. This document should be read in conjunction with the accompanying Form of Acceptance, which forms part of this document.

Recommended cash and share offer
by Espirito Santo Investment Holdings Limited
for
Execution Holdings Limited

To accept the Offer and, if appropriate, to make an election under the Mix and Match Facility, the Form of Acceptance should be completed and signed in accordance with the instructions set out therein and returned, together with the relevant share certificate(s) or other document(s) of title, by post or (during normal business hours only) by hand to Ms Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London E1 6QL as soon as possible and, in any event, so as to be received by not later than 11.00 a.m. (London time) on Friday 19 March 2010. The procedure for acceptance of the Offer is set out in paragraph 12 of the ESIHL Letter.
It should be noted that as this Offer constitutes a Qualifying Offer (as defined in the EHL Articles) and irrevocable undertakings to accept the Offer have been received from the holders of more than 70 per cent. in nominal value of the EHL Shares in issue at the date of this Offer (the Accepting Shareholders), under paragraph 13 of the EHL Articles the Accepting Shareholders may give written notice (Drag Along Notice) to the remaining EHL Shareholders (Other Shareholders) of their wish to accept the Offer. The Other Shareholders shall then be bound to accept the Offer, and the Accepting Shareholders shall be entitled to deliver transfers of EHL Shares on their behalf if they fail to do so within five Business Days of being so required. A Drag Along Notice substantially in the form signed by the Accepting Shareholders is attached to this document at Appendix V. If EHL Shareholders do not accept the Offer by the Offer Closing Date, then the Accepting Shareholders shall instruct that transfers be signed on their behalf to transfer the EHL Shares held by them to ESIHL in acceptance of the Offer.
The Offer is not being made, directly or indirectly, in or into, any Restricted Jurisdiction, or by use of the mails of, or by any means, instrumentality or by any facilities of a national, state or other securities exchange of any Restricted Jurisdiction, and the Offer should not be accepted by any such use, means, instrumentality or facility, or from within any Restricted Jurisdiction and doing so may render invalid any purported acceptance of the Offer. Accordingly, copies of this document and the Form of Acceptance and any related offering documents are not being and must not be mailed, forwarded, sent, transmitted or otherwise distributed in, into or from any Restricted Jurisdiction and all persons receiving such documents (including, without limitation, custodians, nominees and trustees) should observe these restrictions and must not distribute, forward, mail or transmit or send them in, into or from any Restricted Jurisdiction. All EHL Shareholders (including, without limitation, custodians, nominees and trustees) who would or otherwise intend to, or may have a contractual or legal obligation to, forward this document or the Form of Acceptance to any jurisdiction outside the United Kingdom or to any overseas person should seek appropriate advice before taking any action. Further details in this regard are contained in paragraph 2 of Part B of Appendix I to this document.
The availability of the Offer to EHL Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. EHL Shareholders who are not so resident should inform themselves about and observe such applicable requirements.
Notice to Hong Kong investors
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to US Investors
The Offer relates to the shares of an English company and is proposed to be made by means of a takeover offer under English law. Accordingly, the Offer is subject to the disclosure requirements and practices applicable in England to a takeover offer, which differ from the disclosure requirements of the United States.

Financial information included in this document has been prepared in accordance with accounting standards applicable in the United Kingdom and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since ESIHL and EHL are non-US companies, and some or all of their officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.
The EHL shares are not and New ESIHL Shares will not be registered under the Securities Act and will be issued to EHL shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act. In addition, the New ESIHL Shares have not been and will not be registered under the securities laws of any state of the United States, and will be issued in the United States in reliance on available exemptions from such state law registration requirements.
No prospectus in respect of the Offer has been or will be prepared and filed in the UK pursuant to FSMA. No approved prospectus is required under section 85 of FSMA because the New ESIHL Shares will not be “transferable securities” for the purposes of FSMA.
The City Code on Takeovers and Mergers does not apply to the Offer.
The communication of this document is exempt from the general restriction (contained in section 21 of FSMA) on the communication of invitations or inducements to engage in investment activity on the grounds that it is made in circumstances falling within article 62 of the FSMA (Financial Promotion) Order 2005.

Letter of recommendation from the
chairman of EHL
24 February 2010
To: Execution Holdings Limited Shareholders and, for information purposes only, Optionholders
Dear Shareholder,
Proposed acquisition of controlling stake in Execution Holdings Limited by Banco Espirito Santo de Investimento S.A. via a new limited company, Espirito Santo Investment Holdings Limited (“ESIHL”)
Introduction
The Boards of BESI and EHL have reached agreement on the terms of a recommended cash and share offer to be made by ESIHL to acquire the entire issued and to be issued ordinary share capital of EHL.
ESIHL is a wholly-owned subsidiary of ESSI, itself a wholly-owned subsidiary of BESI. ESIHL has been formed specifically for the purpose of making the Offer. If the proposed transaction proceeds, ESIHL will be a holding company for the Execution group of companies and will have no other material assets or liabilities.
I am writing to you on behalf of the Board of EHL to explain the background to the Offer and to confirm that the EHL Directors consider the terms of the Offer to be bona fide and fair and reasonable and unanimously recommend that EHL Shareholders accept the Offer. EHL Directors have irrevocably undertaken to accept the Offer in respect of their own entire holdings of EHL Shares.
The formal Offer, together with its terms and conditions and details of the procedure for acceptance, is contained in the remainder of this document and accompanying Form of Acceptance.
Background to and reasons for recommending the Offer
EHL has historically relied upon secondary agency commissions to generate the majority of its revenues. These have proved resilient through the cycle and are a reflection of the strength of EHL’s client relationships. However, with a backdrop of increasing competition and pressure on rates, EHL’s core strategy over the past two years has been to leverage these relationships by offering a suite of higher margin products. To this end, EHL has gradually built out its platform to offer research, corporate access, electronic execution, derivatives and, more recently, fixed income services. The recently completed acquisition of the Noble group will add a primary/deal origination capability which will enable EHL to compete for significant equity capital markets mandates and which, the EHL Directors believe, will be complementary to EHL’s existing businesses.
To date, the product expansion described above has been funded entirely through reinvestment of earnings; living within our means has been a core principle since the founding of EHL in 2001. However, the EHL Directors now believe that without new capital a number of EHL’s new business areas will be constrained from achieving their true potential. Market-making in fixed income and equities, underwriting within the primary offering are three obvious areas.
Separately, given current economic conditions and the recent volatility in financial markets, the EHL Directors believe it prudent to strengthen EHL’s financial position to ensure that EHL can continue to compete and grow in what is an increasingly competitive environment.
Over the past 6 months, the EHL Directors have looked at a variety of options for boosting EHL’s capital base, including raising new capital and/or partnership with a strong financial company. They have concluded that the deal which offers the best combination of cultural and strategic fit, financial security and new capital is this proposed transaction with BESI.
BESI is a wholly-owned investment banking subsidiary of the Banco Espírito Santo, S.A. (BES), the second largest private banking group in Portugal. They hold an S&P credit rating of A- (compared to Lloyds and BP, A and BBB rated respectively) and are the dominant investment bank in Portugal, with strong positions in Spain (3rd largest securities house by market trading volumes), Brazil and in other emerging markets.
As part of this transaction, BESI (through ESSI), in addition to subscribing for sufficient ESIHL Shares for the purpose of attaining control of EHL, will subscribe for such shares at a price that will provide an additional £10,000,000 of capital. This £10,000,000 will be injected by ESIHL as tier 1 capital into EHL’s business. BESI will provide access to an underwriting capability as part of its equity capital markets offering, enabling EHL to wholly leverage its primary offering. This will ensure that EHL is able to target larger primary deals, and charge higher fees.
In addition to financial backing, the proposed transaction will provide strategic opportunities on a number of levels. Within primary markets, EHL, by leveraging BESI’s strong investment banking and capital markets franchise in Iberia and emerging markets, will be able to offer a wider range of equity and fixed income deals through its distribution platform. In secondary markets, the EHL Directors see scope to establish an emerging markets securities franchise. This would incorporate present members of the BESI team combined with EHL’s existing research franchise in India, Poland and Brazil. Furthermore, there will be coordination and a degree of integration in the sales, research and trading businesses outside emerging markets, giving EHL the potential to lengthen its customer reach.
Lastly, as BESI has little equity and fixed income operations in the UK and the US, we see very little overlap in business operations across BESI and EHL.
ESIHL board of directors
With effect from Completion, the board of directors of ESIHL will comprise:
José Maria Ricciardi (Chairman)
Nick Finegold (Vice Chairman)
Luis Luna Vaz (Vice Chairman)
Simon Brookhouse (Chief Executive Officer)
Charles Ashton (Finance Director)
Angus Macpherson
Paulo Araujo
Francisco Cary
Brian Henderson
Keith Jones
Rafael Valverde
In addition, Damien Devine and Pedro Costa will be invited to attend board meetings as observers.
Share options
Holders of share options granted by EHL will receive a separate letter from EHL (the Option Letter) explaining the actions optionholders may take in respect of their share options in the light of the Offer. The Offer extends to all EHL Shares which are unconditionally allotted or issued before the Completion Date following exercise of EHL share options.
If you are an Optionholder, please ensure that you return a completed notice of exercise or (if you do not wish to exercise your options) exercise waiver (in each case, in the form sent to you with the Option Letter) in respect of all of your remaining options over EHL Shares, together with (if you wish to accept the Offer in respect of your current holding of EHL Shares and/or EHL Shares that would be issued to you on an exercise of your share options) a completed Form of Acceptance and all relevant share certificate(s) and other document(s) of title by not later than 11.00 a.m. (London time) on Friday 19 March 2010.
If you exercise your options, receive EHL Shares and accept (or are deemed to accept) the Offer in respect of those EHL Shares, all monies that remain payable by you for your EHL Shares resulting from such exercise shall, in addition to any deduction for the purposes of the Cash Retention, be deducted from any cash consideration payable to you pursuant to the Offer. To the extent that you are not entitled to cash consideration in such amount as is sufficient to cover all or any part of such exercise price in full, you must pay the balance to EHL (in cleared funds) out of your own resources.
Warranties
Nick Finegold, Simon Brookhouse and Damien Devine have agreed to give to BESI certain warranties and a limited tax covenant in respect of the Wider EHL Group and its business operations in the terms of the Warranty Letter. No other EHL Shareholders will be required to be a party to the Warranty Letter or to give any warranties or indemnities in relation to the Offer other than as specified in this document.
UK TAXATION
In deciding whether or not to accept the Offer, EHL Shareholders should take account of their individual circumstances, particularly their tax position. Your attention is drawn to the below.
1.1	Overview
The comments concerning taxation set out below are based on existing UK law and what is understood to be current HM Revenue and Customs (HMRC) practice, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only and apply only to EHL Shareholders resident or ordinarily resident for tax purposes in the UK, who hold EHL Shares as an investment and who are the absolute beneficial owners thereof. Shareholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own professional advisers immediately.
1.2	Taxation of chargeable gains
Liability to UK taxation of chargeable gains will depend on the individual circumstances of the EHL Shareholders and on the form of consideration received under the Offer.
(a)	General
A disposal or deemed disposal of EHL Shares by an EHL Shareholder who is (at any time in the relevant UK tax year) resident or ordinarily resident in the UK for tax purposes may, depending on the particular circumstances of the EHL Shareholder and subject to any available exemption or relief (such as the annual exempt amount), give rise to a chargeable gain or allowable loss for the purposes of UK taxation on chargeable gains.
EHL Shareholders who are not resident or, in the case of individuals, ordinarily resident in the UK will not generally be subject to UK taxation of capital gains on the disposal or deemed disposal of EHL Shares unless they are carrying on a trade, profession or vocation in the UK through a branch or agency (or, in the case of a corporate EHL Shareholder, a permanent establishment) in connection with which EHL Shares have been used, held or acquired.
An EHL Shareholder who is an individual and who has ceased to be resident or ordinarily resident in the UK for tax purposes for a period of less than five years of assessment and who disposes of all or part of his holding of EHL Shares during that period of temporary non-residence may be liable on his return to the UK to taxation on chargeable gains arising during the period of absence, subject to any available exemption or relief.
(b)	Consideration in the form of New ESIHL Shares
An EHL Shareholder who, alone or together with persons connected with him, does not hold more than five per cent. of, or any class of, EHL Shares should not, on exchange of his EHL Shares for New ESIHL Shares, be treated as having made a disposal of his EHL Shares to the extent that the consideration for the disposal of his EHL Shares comprises of New ESIHL Shares. Instead, the relevant person should be treated in the manner described in paragraph (i) or (ii) below (as applicable).
Subject to the comments in paragraph (ii) below, an EHL Shareholder who alone or together with persons connected with him holds more than five per cent. of, or any class of, EHL Shares, should not, on exchange of his EHL Shares for New ESIHL Shares, be treated as having made a disposal of his EHL Shares to the extent that the disposal is in consideration for New ESIHL Shares. Instead, the relevant person should be treated in the manner described in paragraph (i) or (ii) below (as applicable) provided that the exchange of EHL Shares for New ESIHL Shares is effected for bona fide commercial purposes and not the avoidance of liability to corporation tax or capital gains tax. An application for clearance has been made to HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 in this regard.
(i)	Individuals
An EHL Shareholder who is subject to UK capital gains tax should be treated as not having disposed of his EHL Shares to the extent that they are exchanged for New ESIHL Shares. Instead, any gain or loss which would otherwise have arisen on the disposal of the EHL Shares will be “rolled over” into the New ESIHL Shares so that the New ESIHL Shares will be treated as the same asset as the relevant proportion of the EHL Shares, acquired at the same time as those EHL Shares and for the same acquisition cost.
(ii)	Companies

An EHL Shareholder who is subject to UK corporation tax and who is eligible for substantial shareholdings exemption in relation to a disposal of its EHL Shares shall be treated as having made a disposal which is exempt from UK corporation tax on chargeable gains.
An EHL Shareholder who is subject to UK corporation tax but who is not eligible for the substantial shareholdings exemption should be treated as not having disposed of his EHL Shares to the extent that they are exchanged for New ESIHL Shares. Instead, any gain or loss which would otherwise have arisen on the disposal of the EHL Shares will be “rolled over” into the New ESIHL Shares so that the New ESIHL Shares will be treated as the same asset as the relevant proportion of the EHL Shares, acquired at the same time as those EHL Shares and for the same acquisition cost. Indexation allowance will continue to be available to the EHL Shareholder in respect of the New ESIHL Shares for the period during which the gain is “rolled over” in this way.
(c)	Consideration in the form of cash
To the extent that an EHL Shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of his EHL Shares for the purposes of UK taxation of chargeable gains. Such a disposal may, depending on the EHL Shareholder’s circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or to an allowable loss.
(i)	Individuals
A disposal of EHL Shares by an EHL Shareholder within the charge to UK capital gains tax, such as an individual, trustee or personal representative, will, subject to the availability to the EHL Shareholder of any exemptions, reliefs and/or allowable losses, be subject to tax at the rate of 18 per cent., with no taper relief or indexation allowance.
(ii)	Companies
EHL Shareholders within the charge to UK corporation tax will be subject to corporation tax on the chargeable gain at the applicable corporation tax rate, though an indexation allowance may be available in respect of a disposal of the EHL Shares to reduce any chargeable gain arising (but not to create or increase a capital loss).
However, where the EHL Shareholder makes an election under the Mix and Match Facility and receives both cash and New ESIHL Shares, and the amount of cash received is “small”, the EHL Shareholder can elect for the receipt of the cash to not trigger a disposal at that time. A disposal would then be triggered only when the New ESIHL Shares are disposed of, and the amount of the cash received will be deducted from the EHL Shareholder’s chargeable gains acquisition cost in the New ESIHL Shares. The current practice of HMRC is to regard a sum as “small” for these purposes if either (i) it is five per cent. or less of the value of the EHL Shares held by the particular EHL Shareholder; or (ii) it is £3,000 or less, regardless of whether it satisfies the 5 per cent. test.

(d)	Deferred cash consideration
Each EHL Shareholder will dispose of their EHL Shares for a consideration which includes a contingent right to deferred cash consideration.
An EHL Shareholder who is within the charge to UK tax in relation to such a disposal will be treated as having received consideration equal to the deferred cash consideration. If and to the extent that the deferred cash consideration is reduced as a consequence of the application of paragraph 4 of Part B of Appendix I to this document, the liability to UK tax on the consideration will be adjusted accordingly.
(e)	Allocation of disposal costs
Where the EHL Shareholder receives both cash and New ESIHL Shares, and where the cash is not “small”, any disposal costs incurred should be apportioned between the cash and non-cash consideration by reference to their respective values.
(f)	Section 703 Income and Corporation Taxes Act 1988 and section 689 Income Tax Act 2007
The anti-avoidance statutory provisions above allow HMRC to treat any consideration received by each EHL Shareholder from the sale of the EHL Shares as if it were a dividend distribution. However, these statutory provisions will not take effect if the transition is effected for bona fide and genuine commercial purposes and not for the avoidance of liability to corporation tax or income tax. An application for clearance has been made to HMRC under section 707 Income and Corporation Taxes Act 1988 and section 701 Income Tax Act 2007 in this regard.
1.3	Stamp Duty and Stamp Duty Reserve Tax (SDRT)
No UK stamp duty or SDRT will be payable by EHL Shareholders as a result of accepting the Offer or on the allotment and issue to EHL Shareholders of New ESIHL Shares.
1.4	Share options
EHL shareholders who have acquired or who acquire their EHL Shares by exercising options should also review the comments in relation to tax set out in the letter to Optionholders sent out with this document.
The above statements summarise the current position and are intended as a general guide only. If you are in any doubt as to your tax position or if you require more detailed information than that outlined above you should consult an appropriate professional adviser immediately.
Recommendation
The EHL Directors consider the terms of the Offer to be bona fide and fair and reasonable and have formally approved the Offer.

Accordingly, the EHL Directors unanimously recommend EHL Shareholders to accept the Offer, as they have irrevocably undertaken to do in respect of their entire holdings of EHL Shares.

Yours faithfully

Nick Finegold
Chairman

Letter from ESIHL
24 February 2010
To:	Execution Holdings Limited shareholders and, for information only, to Optionholders
Dear Shareholder,
Recommended offer for EHL by ESIHL
1.	Introduction
ESIHL is making an offer to acquire the whole of the issued and to be issued ordinary share capital of EHL.
This document and the accompanying Form of Acceptance contain the formal Offer (including its terms and conditions).
The letter from the chairman of EHL accompanying this document explains why ESIHL is making the Offer. Your chairman’s letter also sets out the reasons why the EHL Directors consider (i) the Offer to be bona fide and (ii) that the terms of the Offer are fair and reasonable. The EHL Directors unanimously recommend all EHL Shareholders and option holders to accept the Offer, as they have irrevocably undertaken to do in relation to their own entire beneficial holdings.
ESIHL has already received irrevocable undertakings to accept the Offer in respect of EHL Shares representing over 70 per cent., in aggregate, of EHL’s existing issued share capital.
Your attention is drawn to paragraph 13(e) of this letter in relation to the compulsory transfer procedure (Drag Along) in respect of EHL Shares under the relevant provisions of the EHL Articles. A Drag Along Notice substantially in the form signed by the Accepting Shareholders addressed to the Other Shareholders is attached to this document at Appendix V. If EHL Shareholders do not accept the Offer by signing and returning a Form of Acceptance, their EHL Shares will be transferred to ESIHL in acceptance of the Offer pursuant to the terms of the Drag Along Notice and the EHL Articles.

The purpose of the Offer is for ESIHL to acquire day to day control of the affairs of EHL.
2.	The Offer
ESIHL is offering to acquire, on the terms and subject to the conditions and further terms set out in this document and the accompanying Form of Acceptance, all of the EHL Shares on the following basis and subject as otherwise provided in this document:
for each EHL Share, £1.59 in cash and 1 New ESIHL Share
and in the same proportion for any other number of EHL Shares.
The total amount of cash consideration (before the application of any Shortfall deduction from the Cash Retention, as is explained below) that will be offered to EHL Shareholders will be £40,065,446.46 and the total number of New ESIHL Shares that will be issued to EHL Shareholders will be 25,198,394.
As is explained in paragraph 4 (Post-Completion adjustments) below, a total of £10,000,000 (representing approximately 25%) of the cash consideration will be retained pending preparation of the Completion Accounts, and the cash consideration will be reduced if and to the extent that there is an aggregate shortfall from the prescribed EHL net asset value and cash positions. No corresponding retention or reduction will be made in respect of the New ESIHL Shares.
Please read carefully paragraph 12 below which sets out the procedures for acceptance of the Offer. Your attention is drawn, in particular, to the conditions and further terms of the Offer set out in the Appendices to this document and in the Form of Acceptance.
3.	The Mix and Match Facility
EHL Shareholders who validly accept the Offer (other than certain Overseas Shareholders) may elect, subject to availability, to vary the proportions in which they receive cash and New ESIHL Shares under the Offer in respect of their holdings of EHL Shares.
As already explained, the consideration under the Offer is £1.59 in cash and one New ESIHL Share for every EHL Share. Under the Mix and Match Facility accepting EHL Shareholders may (subject to availability) elect to receive either a) less cash and more New ESIHL Shares (on the basis of one New ESIHL Share for every £1.9817 they would otherwise have received under the Offer) or b) more cash and fewer New ESIHL Shares (on the basis of £1.9817 for every New ESIHL Share they would otherwise have received under the Offer).
Elections under the Mix and Match Facility may only be made in respect of whole numbers of EHL Shares. Irrespective of the number of EHL Shareholders who elect to vary the cash consideration or New ESIHL Shares under the Mix and Match Facility, the total cash consideration to be paid by ESIHL and the total number of New ESIHL

Shares to be issued pursuant to the offer will not be varied as a result of elections made under the Mix and Match Facility.
Accordingly, ESIHL’s ability to satisfy elections under the Mix and Match Facility for additional New ESIHL Shares or additional cash consideration made by EHL Shareholders will depend on the elections of other EHL Shareholders.
To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, EHL Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New ESIHL Shares or amount of cash consideration they are entitled to receive until settlement of the consideration under the Offer.
Elections under the Mix and Match Facility will not affect the entitlements of those EHL Shareholders who do not make any such elections.
Further details of the Mix and Match Facility (and its terms and conditions) are set out in paragraph 3 of Part B of Appendix I to this document.
Further information about the rights attaching to the New ESIHL Shares is set out in Appendix II to this document, which contains a copy of the Articles.
ESIHL is currently a wholly-owned subsidiary of ESSI, itself a wholly-owned subsidiary of BESI. ESIHL was formed specifically for the purpose of making the Offer. For the purposes of this document, references to “BESI” shall be construed as references to “ESSI”, where applicable.
The Mix and Match Facility will remain open until 11.00 a.m. (London time) on Friday 19 March 2010 (or, if earlier, Completion) and ESIHL may close it then or at any time thereafter.
The Offer and the Mix and Match Facility is structured so that, following Completion, 49.9% of ESIHL’s issued share capital will be held by EHL Shareholders. Accordingly, ESSI will hold 50.1 % of the issued share capital of ESIHL.
4.	Post-Completion adjustments
At Completion, ESIHL shall retain a total of £10,000,000 (representing approximately 25%) of the cash consideration payable to EHL Shareholders in consideration for their EHL Shares (the Cash Retention). There shall be no corresponding reduction or retention in respect of the New ESIHL Share consideration.
It is intended that, as at the last day of the calendar month in which Completion occurs, the consolidated net assets of the Wider EHL Group as shown by the Completion Accounts (the EHL NAV) will be at least £21,907,000 and that the Wider EHL Group’s consolidated net cash position as shown by the Completion Accounts (the EHL Cash Position) will be not less than £5,000,000. To the extent that the Completion Accounts show that:
(a)	the actual EHL NAV is less than £21,907,000; and/or

(b)	the EHL Cash Position is less than £5,000,000 following payment of bonuses (if any), the aggregate shortfall will be deducted from the Cash Retention on the terms set out in paragraph 4(c) of Part B of Appendix I to this document, and the total cash consideration actually paid to EHL Shareholders pursuant to this Offer shall be reduced accordingly, subject to a maximum deduction from the total cash consideration of £10,000,000.
Accordingly, to the extent that EHL Shareholders successfully elect for additional cash under the Mix and Match Facility, this additional cash consideration will also be subject to the Cash Retention and liable to deduction as set out in paragraph 4(c) of Part B of Appendix I.
5.	BESI Call Options
The New ESIHL Shares will be non-transferable save in extremely limited circumstances as is further described at paragraph 7 below.
BESI will have the option to acquire New ESIHL Shares from New ESIHL Shareholders in three tranches, in each of the years 2011, 2012 and 2013.
The price payable by BESI pursuant to the BESI Call Options shall be calculated by multiplying the Applicable Net Earnings for ESIHL by the Relevant Multiple (each as defined in the table below) and dividing by the fully diluted number of issued shares in ESIHL at the relevant time.

		Relevant
	Applicable Net Earnings	Multiple
The first forty per cent. (40%) of each New ESIHL Shareholder’s interest in New ESIHL Shares	If acquired pursuant to the BESI’s first call option, Adjusted Net Earnings in the financial year ended 31 December 2010	15

	If acquired pursuant to BESI’s second call option, Adjusted Net Earnings in the financial year ended 31 December 2011

The next forty per cent. (40%) of each New ESIHL Shareholder’s interest in New ESIHL Shares	Adjusted Net Earnings in the financial year ended 31 December 2011	12.5

The final twenty per cent. (20%) of each New ESIHL Shareholder’s interest in New ESIHL Shares	Adjusted Net Earnings in the financial year ended 31 December 2012	10
The price payable is subject to a cap and floor in each instance. Further details are set out in the Articles at article 36.

Exercise of the third call option is mandatory if BESI has fully exercised its first two BESI Call Options and acquired 80% of the New ESIHL Shares, but lapses if BESI has not fully exercised the first two BESI Call Options.
6.	Buy-out of BESI
If BESI (or its nominee) does not acquire 80% of the New ESIHL Shares available to it pursuant to the BESI Call Options by April 2012 (or such later time as determined pursuant to the Articles), then New ESIHL Shareholders (or any third party nominated by them) shall have the right to acquire all of BESI’s shares in ESIHL.
The minimum price payable for BESI’s shares will be the higher of the amount (i) such as to reimburse BESI for the cost of subscribing for shares in ESIHL, and acquiring New ESIHL Shares pursuant to the BESI Call Options described above or (ii) equivalent to BESI’s share of ESIHL as valued based on 2011 Adjusted Net Earnings multiplied by a multiple of 10. If, within 12 months of the BESI shares in ESIHL being acquired, ESIHL Shareholders enter into an agreement to transfer a Controlling Interest in ESIHL shares, BESI shall be paid additional consideration amounting to the difference between the price paid for its shares and the consideration received by ESIHL Shareholders pursuant to the subsequent transfer. Further details are contained in the Articles at article 37.
7.	Limited transferability of New ESIHL Shares
The transfer rights in respect of New ESIHL Shares are very restricted.
The New ESIHL Shares will only be transferable to (i) BESI pursuant to the BESI Call Options or (ii) limited permitted transferees.
Shares held by departing employees of the ESIHL Group (including the Wider EHL Group) may be compulsorily acquired by BESI or ESIHL. The consideration on such compulsory acquisitions will depend on whether the departing employee is a “good” or a “bad” leaver.
A good leaver will, if his shares are compulsorily acquired, receive a price for his shares referable to the BESI Call Options or (if the period in which the BESI Call Options may be exercised has expired) a “fair price” which is either agreed between the ESIHL board and the good leaver or which is the independently assessed market price.
A bad leaver will receive the lower of such “fair price” and the value for which he initially acquired his shares (referable back to the acquisition price for his original Execution or Noble shares).
Other than in the very limited circumstances summarised above, there is no mechanism for ESIHL Shareholders to offer New ESIHL Shares to other shareholders or to sell New ESIHL Shares to any third party transferee.
Further details are set out in the Articles at article 47.

8.	Further terms and conditions of the Offer
ESIHL will acquire EHL Shares under the Offer fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever (subject to the Articles) and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or paid after the Completion Date.
The conditions to the Offer are set out in Part A of Appendix I to this letter. Further terms of the Offer are set out in the remainder of this document and the Form of Acceptance.
9.	Further EHL Shares and EHL Share Scheme(s)
The Offer extends to all EHL Shares unconditionally allotted or issued and fully paid on the date of the Offer and any EHL Shares which are unconditionally allotted or issued and fully paid before the Completion Date. This includes any EHL Shares which are unconditionally allotted or issued before that date under the Execution Share Scheme(s) and pursuant to the Noble Group Acquisition.
If you are an Optionholder, please ensure that you return a completed notice of exercise or (if you do not wish to exercise your options) exercise waiver (in each case, in the form sent to you with the Option Letter) in respect of all of your remaining options over EHL Shares, together with (if you wish to accept the Offer in respect of your current holding of EHL Shares and/or EHL Shares that would be issued to you on an exercise of your share options) a completed Form of Acceptance and all relevant share certificate(s) and other document(s) of title by not later than 11.00 a.m. (London time) on Friday 19 March 2010.
10.	ESIHL undertakings and warranties
As a term of the Offer, ESIHL undertakes to the EHL Shareholders, from the date of this document until the Completion Date or the date the Offer lapses in accordance with its terms (whichever is the earlier), other than in respect of New ESIHL Shares to be issued to EHL Shareholders in accordance with the terms of the Offer and to ESSI in order to effect the transactions contemplated by this Offer, not to issue any shares in the capital of ESIHL or any options in respect of shares in the capital of ESIHL and ESIHL warrants to the EHL Shareholders that the only shares in the capital of ESIHL that are, and will immediately prior to Completion be, issued will be held legally and beneficially by ESSI.
ESIHL warrants to the EHL Shareholders that it is a corporation validly existing under the laws of England and Wales and that it has full power and authority to enter into and perform the obligations expressed to be assumed by it under this document (and any other document or arrangement required to be entered into by it in connection with the Offer) and that the obligations expressed to be assumed by it hereunder (and thereunder) are legal, valid, binding and enforceable against it in accordance with their terms.

11.	Irrevocable undertakings and interests in EHL Shares
ESIHL has received irrevocable undertakings to accept the Offer from the Directors of EHL in respect of their entire beneficial holdings of EHL Shares. In addition to the EHL Directors’ irrevocable undertakings, ESIHL has received irrevocable undertakings to accept the Offer from EHL Shareholders which, when aggregated with the irrevocable undertakings from EHL Directors, represent not less than 70 per cent. of the existing issued share capital of EHL at the date of this document.
Of those who have undertaken to accept the Offer as described in the preceding paragraph, some have irrevocably undertaken to elect under the Mix and Match Facility for specified amounts of cash and New ESIHL Shares (subject to the terms of the Mix and Match Facility).
These undertakings will cease to be binding only if the Offer lapses or is withdrawn, or otherwise on the terms of the undertakings.
12.	Procedure for acceptance of the Offer
This section should be read in conjunction with Appendix I to this document and the notes on the accompanying Form of Acceptance.
Subject to paragraph 12(e) below, EHL Shareholders may only accept the Offer (including the Mix and Match Facility) in respect of their EHL Shares by completing and returning the enclosed Form of Acceptance in accordance with the procedure set out in paragraphs 12(a) to 12(d) below. Additional Forms of Acceptance are available from Ms Nicola Reason by telephone on +44 (0)20 7456 1678.
The Offer will remain open for acceptances until the earlier of Monday 22 March 2010 (or such later date as ESIHL may determine) and Completion (or such later date, being not more than 22 days after Completion, as ESIHL determines) (Offer Closing Date). If the Offer has not been declared unconditional by the Longstop Date, the Offer will lapse.
Your decision as to whether to accept the Offer will depend on your individual circumstances. If you are in any doubt as to the action you should take, you should seek your own independent advice from your stockbroker, solicitor, accountant or other independent professional adviser, duly authorised pursuant to FSMA.
If you are in any doubt as to the procedure for acceptance, please contact Nicola Reason by telephone on +44 (0)20 7456 1678. For legal reasons, Nicola Reason will not be able to provide advice on the merits of the Offer or provide financial advice.
(a)	Completion of the Form of Acceptance

To accept the Offer in respect of EHL Shares, you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Offer.

To accept the Offer (including in relation to the Mix and Match Facility) in respect of your holding of EHL Shares, you must complete the Form of Acceptance in accordance with the instructions printed on it and return it together with your share certificate(s) or other document(s) of title to Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London, E1 6QL by post or by hand (during normal business hours) as soon as possible, but in any event so as to arrive by no later than 11 a.m. (London time) on Friday 19 March 2010.

(b)	Notices from ESIHL and effect thereof

ESIHL will waive conditions or may terminate the Offer (in accordance with its terms), or declare the Offer unconditional, or notify the Offer Closing Date, or extend or close any time periods referred to in this document (in accordance with its terms), by delivering a notice to Execution Noble Limited at Block D The Old Truman Brewery, 91 Brick Lane, London, E1 6QL, United Kingdom. Any such notice shall take effect on delivery.

(c)	Share certificates not readily available or lost

If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should still be completed, signed and returned as stated above so as to arrive by no later than 11 a.m. (London time) on Friday 19 March 2010. You should send any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should submit the relevant share certificate(s) and/or other document(s) of title as soon as possible. No acknowledgement of receipt of document(s) will be given.

In the case of loss, you should write as soon as possible to Nicola Reason at Execution Noble Limited at Block D The Old Truman Brewery, 91 Brick Lane, London, E1 6QL for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to Nicola Reason at Execution Noble Limited at Block D The Old Truman Brewery, 91 Brick Lane, London, E1 6QL.

(d)	Validity of acceptances

ESIHL reserves the right to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title.

(e)	If you do not accept the Offer, you will nevertheless be required to transfer your EHL Shares to ESIHL in accordance with the rules of the EHL Articles, as the Offer constitutes a Qualifying Offer for the purposes of the EHL Articles.

The EHL Articles specify that, if the holders of not less than 70 per cent. of the nominal value of the EHL Shares wish to accept a Qualifying Offer, EHL Shareholders other than Accepting Shareholders shall be bound to accept the Qualifying Offer and transfer their EHL Shares to ESIHL with full title guarantee on a date specified by the Accepting Shareholders. A Drag Along Notice substantially in the form signed by the Accepting Shareholders addressed to the Other Shareholders is attached to this document.

If you are an Other Shareholder and do not, within five Business Days of being required by the Drag Along Notice to do so, execute and deliver transfers in respect of your EHL Shares and deliver the certificates in respect of the same (or if you have lost your share certificates, have not complied with the procedure set out in paragraph 12(b) above), then any Accepting Shareholder shall be entitled to execute, and shall be entitled to authorise and instruct such person as he thinks fit to execute the necessary transfer(s) and indemnities (on terms that are reasonable) on your behalf and, against receipt by EHL (on trust for you) of the consideration payable for the relevant EHL Shares, deliver such transfer(s) and certificate(s) or indemnities to ESIHL and register ESIHL as the holder thereof, and after such registration the validity of such proceedings shall not be questioned by any person.

The consideration for such compulsory transfers shall be not less than:

for each EHL Share, £1.59 in cash and 1 New ESIHL Share

The Mix and Match Facility is not available in respect of such compulsory transfers, and the relevant cash consideration is subject to the deferred consideration adjustments which are set out in this document.
13.	Settlement
Subject to the Offer becoming or being declared unconditional in all respects settlement of the consideration to which any EHL Shareholder is entitled under the Offer will be effected in the following manner:
(a)	Cash

Settlement of any cash due (other than in respect of the Cash Retention and any deduction of the exercise price payable by an Optionholder, as referred to below in this paragraph 13(a)) will be despatched by first class post to EHL Shareholders or their appointed agents (but not into any Restricted Jurisdiction). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a United Kingdom clearing bank. Any cheque(s) sent to any Accepting Shareholder and any Other Shareholder who accepts the Offer on or before Friday 19 March 2010 (or the first named shareholder in the case of joint holders) will be despatched within 14 days of the Completion Date. Any cheques sent to any Other Shareholder who has not accepted the Offer prior to the Offer Closing Date (or the first named shareholder in the case of joint holders) will be dispatched within 14 days of the date falling 5

Business Days following the later of the Completion Date and the Offer Closing Date (the Other Shareholder Completion Date).
An appropriate deduction from any cash consideration will be made at Completion for the purposes of the Cash Retention, on the terms set out in paragraph 4(c) of Part B of Appendix I to this document. Any element of the Cash Retention that remains following the payment of any Shortfall will be paid to the relevant EHL Shareholders within 14 days of the Shortfall Determination Date on a pro-rata basis, in accordance with the settlement procedures described above. BESI shall ensure that ESIHL has sufficient cash to make the relevant payments in respect of such deferred consideration adjustments.

If, after the date of this document, you are an Optionholder and exercise options for EHL Shares, all monies that remain payable by you for your EHL Shares resulting from such exercise shall, in addition to any deduction for the purposes of the Cash Retention, be deducted from any cash consideration payable to you pursuant to the Offer. BESI shall procure payment to EHL in full of all such monies within one Business Day of the Completion Date.
(b)	Shares

In relation to any New ESIHL Shares issued, definitive certificates for the New ESIHL Shares will be despatched by first class post. No certificates for New ESIHL Shares will be despatched to addresses in any Restricted Jurisdiction. In the case of joint holders of EHL Shares, certificates for the New ESIHL Shares will be despatched to the joint holder whose name and address is set out in Box 4 (or, as appropriate, Box 6) of the Form of Acceptance, or if no such name and address is set out, to the first-named holder at his registered address (outside any Restricted Jurisdiction).

Settlement of any New ESIHL Share element of the consideration to which any Accepting Shareholder and any Other Shareholder who accepts the Offer on or before Friday 19 March 2010 (or the first named shareholder in the case of joint holders) is entitled under the Offer will be effected by the issuance of the New ESIHL Shares to Accepting Shareholders and any Other Shareholders who accept the Offer on or before Friday 19 March 2010, on Completion (with the company books of ESIHL being written up to reflect such issuance on Completion) and the despatch of validly issued share certificates in respect of the relevant New ESIHL Shares in satisfaction of the Offer within 14 days of the Completion Date. Settlement of any New ESIHL Share element of the consideration to which any Other Shareholder who has not accepted the Offer prior to the Offer Closing Date (or the first named shareholder in the case of joint holders) is entitled under the Offer will be effected by the issuance of any New ESIHL Shares to such Other Shareholders on the Other Shareholder Completion Date (with the company books of ESIHL being written up to reflect such issuance on the Other Shareholder Completion Date) and the despatch of validly issued share certificates in respect of the relevant New ESIHL Shares in satisfaction of the Offer within 14 days of the Other

Shareholder Completion Date. No share certificates in respect of any New ESIHL Shares will be sent into any Restricted Jurisdiction.
No retention of any New ESIHL Share consideration will be made for the purposes of any deferred consideration adjustments.
(c)	General

If Completion does not take place by the Longstop Date, the relevant Form(s) of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post within 14 days of the Offer lapsing to the person or agent whose name and address (outside any Restricted Jurisdiction) is set out in Box 4 or, if appropriate, Box 6 on the Form of Acceptance or, if none is set out, to the first-named holder at his or her registered address (provided that no such documents will be sent to an address in a Restricted Jurisdiction).

All remittances, communications, notices, certificates and documents of title sent by, to or from EHL Shareholders or their appointed agents will be sent at their own risk.

All mandates, instructions and other instruments in force relating to holdings of EHL Shares will, unless and until revoked, continue in force in relation to payments in respect of the New ESIHL Shares.

ESIHL warrants to the EHL Shareholders that the New ESIHL Shares issued in satisfaction of the terms of the Offer shall be allotted free from all liens, equities, charges, encumbrances, rights of pre-emption and any other third party rights and interests of any nature whatsoever and having the rights and being subject to the restrictions set out in the Articles.
14.	Further information
Further terms and conditions of the Offer and the Form of Acceptance are set out in Appendix I to this document. Your attention is drawn to the further information in the Appendices, which form part of this document, and to the accompanying Form of Acceptance which should be read in conjunction with this document.
15.	Action to be taken
To accept the Offer in respect of your holding of EHL Shares, you must complete the Form of Acceptance in accordance with the instructions printed on it and return it together with your share certificate(s) or other document(s) of title to Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London E1 6QL by post or by hand (during normal business hours) as soon as possible, but in any event so as to arrive by no later than 11 a.m. (London time) on Friday 19 March 2010.
If you do not accept the Offer you may nevertheless be compelled to transfer your EHL Shares as is further specified above.

Yours faithfully,

José Maria Ricciardi	Luis Luna Vaz

For and on behalf of ESIHL

APPENDIX I
CONDITIONS AND FURTHER TERMS
OF THE OFFER
Part A
Conditions of the Offer
1.	The Offer is subject to the following conditions:

(a)	valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 70 per cent. in nominal value of the EHL Shares to which the Offer relates and that represent not less than 70 per cent. of the voting rights carried by the EHL Shares to which the Offer relates. For the purpose of this condition, ESIHL shall be entitled to take account of those EHL Shares carrying voting rights whether or not they have been unconditionally allotted or issued before that time;

(b)	the relevant period established under section 191 FSMA not having expired and the FSA giving (and not having withdrawn or amended) written notice under section 189(4) FSMA of its approval of ESIHL and all other prospective controllers (as defined in section 422 FSMA) acquiring control (as defined for the purposes of section 178 FSMA) of Execution Limited, Noble & Company Limited, Oracle Fund Managers Limited, and Clear Capital Limited, such approval being either unconditional in all respects (save as to the period within which the change in control must occur), or subject to conditions reasonably satisfactory to ESIHL (acting reasonably) or the FSA being treated as having approved the acquisition of control by each such person by virtue of section 189(6) FSMA;

(c)	the approval of the Banco de Portugal as contemplated by the Regime Geral das Instituições de Crédito e Sociedades Financeiras, established by the Decreto-lei nº 298/92 of 31 December 1992 of the laws of Portugal;

(d)	the Hong Kong Securities and Futures Commission having approved in terms satisfactory to ESIHL an application under section 132 of the Securities and Futures Ordinance (Cap.571 of the laws of Hong Kong) (SFO) for each of ESIHL and any other person who would become a substantial shareholder (which expression shall have the meaning given to it in Part 1 of Schedule 1 of the SFO) of Execution (Hong Kong) Limited as a result of the Transaction.

(e)	BESI having obtained all required approvals from the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York;

(f)	Execution, LLC having filed an application for approval of change in control with FINRA (in accordance with NASD Membership Rule 1017) at least 30 days prior to Completion and any restrictions or conditions (whether interim or final) imposed by FINRA on Execution, LLC being satisfactory to ESIHL (acting reasonably);

(g)	no company in the Wider EHL Group having, following the date of the Offer, declared, authorised, made or paid any dividend or other distribution (whether in cash, stock or in kind) or reduced, purchased or redeemed any part of its paid-up share capital other than with the prior written consent of ESIHL;

(h)	no company in the Wider EHL Group having, following the date of the Offer, (i) created, allotted or issued or agreed to create, allot, or issue any share or loan capital or other security or (ii) granted any option over or right to subscribe for any share or loan capital or other security, other than with the prior written consent of ESIHL;

(i)	following the date of the Offer, no company in the Wider EHL Group having sold or purchased or disposed of any interest in any share or loan capital or other security of any company in the Wider EHL Group, other than with the prior written consent of ESIHL;

(j)	following the date of the Offer, there having been no reorganisation of any company in the Wider EHL Group, or discontinuance of any part of its business;

(k)	there being no Third Party Rights over any shares of any company in the Wider EHL Group;

(l)	following the date of the Offer, there having been no creation of any Third Party Rights over any shares of any company in the Wider EHL Group, without the prior written consent of ESIHL;

(m)	repayment by the relevant Wider EHL Group companies of all amounts due in respect of the Arch Facility and the discharge, as evidenced by written notice from the relevant charge, of all security given in respect of such liabilities;

(n)	either (i) EHL having obtained the prior written consent of the Bank of Scotland PLC to the Offer pursuant to the terms of the BoS Facility or (ii) the BoS Facility having been repaid and terminated in full and all security thereunder having been discharged as evidenced by written notice;

(o)	following the date of the Offer, the affairs of each company in the Wider EHL Group having been conducted in all material respects in the ordinary and usual course;

(p)	following the date of the Offer, no company in the Wider EHL Group having carried out or agreed to carry out any transaction other than on arm’s length terms, without the prior written consent of ESIHL;

(q)	certain employees, as agreed in writing between ESIHL and EHL, entering into amended service agreements in the form agreed by ESIHL and EHL;

(r)	following the date of the Offer, no changes having been made in terms of employment (including pension fund and bonus commitments) of employees in the Wider EHL Group other than as referred to in condition (q) above;

(s)	no company in the Wider EHL Group having taken any action or omitted to take any action which would prevent or obstruct the due implementation of the Transaction in accordance with the terms of the Offer and ESIHL not having terminated the Offer in accordance with the provisions of paragraph 1(a) of Part B of Appendix I to this document;

(t)	the Offer not having been terminated in accordance with its terms.

Conditions (o),(p) and (r) shall be deemed to have been fulfilled on the date that all other Conditions have been fulfilled, unless on such date the aggregate cost to or liability of the Wider EHL Group from non-fulfilment of those Conditions exceeds £250,000.

ESIHL reserves the right to waive all or any of the above conditions, in whole or in part.

If the Conditions have not been fulfilled and do not continue to be fulfilled by a time that is no later than midnight on the Longstop Date, the Offer will lapse. If the Offer lapses, it will cease to be capable of further acceptance. EHL Shareholders who have accepted the Offer and ESIHL shall then cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

Part B
Further Terms of the Offer
The following further terms and conditions apply to the Offer (including the Mix and Match Facility), unless the contrary is expressed or the context requires otherwise.
Unless the context requires otherwise, any reference in Part B or Part C of this Appendix I and in the Form of Acceptance:
(i)	to the “Offer” includes the Mix and Match Facility;

(ii)	to the “acceptance condition” means the Condition set out in paragraph 1(a) of Part A of this Appendix I;

(iii)	to the “Offer becoming unconditional” means all of the Conditions becoming or being declared satisfied or waived by ESIHL; and

(iv)	to “acceptances of the Offer” includes deemed acceptances of the Offer on the terms of this document.
1.	General
(a)	ESIHL may terminate the Offer if:
(i)	any new fact, matter or circumstance comes to ESIHL’s attention which, if the Warranties were repeated at any time prior to Completion, would make the Warranties untrue or inaccurate in any respect (Warranty Breach) and such Warranty Breach is not cured to the reasonable satisfaction of ESIHL by the date that the Offer becomes unconditional, disregarding any limitations or restrictions or other grounds why the Warrantors may not be liable, and in the reasonable opinion of ESIHL would make the Warrantors liable for a claim under the Warranty Letter and the liability in respect of such Warranty Breach would in the reasonable opinion of ESIHL be in excess of £1,000,000 (provided that for the purposes of this paragraph, any liability of the Warrantors arising from the matters disclosed in Schedule 5 of the Warranty Letter against the Warranties numbered 36.2 and 36.3 shall be disregarded unless the liabilities of the Wider EHL Group in respect of such matters exceeds £2,000,000); or

(ii)	in the opinion of ESIHL there has been a material adverse change or deterioration in the business, assets, profits, financial or trading position or prospects of any member of the Wider EHL Group or of the Wider ESIHL Group, provided that if ESIHL wishes to terminate the Offer in accordance with this paragraph 1(a)(ii) such termination shall only be effective on receipt by EHL into a bank account nominated in writing by EHL to ESIHL (such bank account to be nominated by EHL as soon as reasonably practicable following notification by ESIHL that it wishes to terminate the Offer in accordance with this paragraph 1(a)(ii)) of a termination fee in the amount of £5,000,000 (inclusive of any VAT, if chargeable); or
(iii)	unless or until the Conditions have been fulfilled or waived, any new fact, matter or circumstance in the materials listed in Part 2 of the index to the Disclosure Bundle (Additional Disclosure Documents) (as defined in the Warranty Letter) is disclosed which a) was not disclosed to ESIHL, BESI or their advisers in the period before Thursday 10 December 2009; and b) in the reasonable opinion of ESIHL would have a cost or value to ESIHL or the Wider EHL Group of over £1,000,000, provided that if ESIHL wishes to terminate the Offer in accordance with this paragraph 1(a)(iii) such termination shall only be effective on receipt by EHL into a bank account nominated in writing by EHL to ESIHL (such bank account to be nominated by EHL as soon as reasonably practicable following notification by ESIHL that it wishes to terminate the Offer in accordance with this paragraph 1(a)(iii)) of a termination fee in the amount of £5,000,000 (inclusive of any VAT, if chargeable); or

(iv)	any Condition is no longer capable of being fulfilled.
(b)	The Offer will remain open for acceptances until the Offer Closing Date. If the Offer has not been declared unconditional by the Longstop Date the Offer will lapse.

(c)	For the purpose of determining at any particular time whether the acceptance condition has been satisfied, ESIHL shall be entitled to take account of those EHL Shares carrying voting rights whether or not they have been unconditionally allotted or issued before that time.

(d)	Except as permitted by ESIHL (either generally or for any particular EHL Shareholder), acceptances and elections under the Offer shall be irrevocable.

(e)	Any question as to the validity of any withdrawal will be determined by ESIHL (acting reasonably) whose determination will be final and binding. None of ESIHL, EHL or any other person will be under any duty to give notification of any defect in any withdrawal or will incur any liability for failure to do so.

(f)	The Offer will lapse unless all of the Conditions have been satisfied and remain satisfied in each case by the Longstop Date or such other date as ESIHL declares the Offer to be wholly unconditional. If the Offer lapses for any reason, then it shall cease to be capable of further acceptance and ESIHL and EHL Shareholders shall cease to be bound by acceptances received on or before the date on which the Offer lapses.

(g)	The Offer is made on 24 February 2010 and is capable of acceptance from that date. Copies of this document, the Form of Acceptance and any related documents are available from Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London E1 6QL.
(h)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. The provisions of this Appendix I Part B shall be deemed to be incorporated in and form part of each Form of Acceptance. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

(i)	The Offer, all acceptances of it and all elections pursuant to it, and the Form of Acceptance, all contracts made pursuant to the Offer, all actions taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a EHL Shareholder and ESIHL shall be governed by and interpreted in accordance with English law.

(j)	Execution of a Form of Acceptance by or on behalf of a EHL Shareholder will constitute his agreement that the Courts of England are (subject to paragraph 1(k) of this Part B) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance or otherwise arising in connection with the Offer and the Form of Acceptance, and for such purposes that he irrevocably submits to the jurisdiction of the English Courts.

(k)	Execution of a Form of Acceptance by or on behalf of a EHL Shareholder will constitute his agreement that the agreement in paragraph 1(j) of this Part B is included for the benefit of ESIHL and accordingly, notwithstanding the exclusive agreement in paragraph 1(j) of this Part B, ESIHL shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction, and that the accepting EHL Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

(l)	Any omission or failure to despatch this document or the Form of Acceptance or any other document relating to the Offer or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to paragraph 2 of this Part B, the Offer extends to any such person and to all EHL Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched and who may not receive such documents, and such persons may collect copies of those documents from Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London E1 6QL.

(m)	If the Offer lapses, Forms of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post within 14 days of the Offer lapsing, at the risk of the EHL Shareholder concerned, to the person or agent whose name and address is set out in the relevant Box of the Form of

Acceptance or, if none is set out, to the first-named holder at his registered address.
(n)	All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the EHL Shareholder concerned and are irrevocable (in respect of powers of attorney, in accordance with section 4 of the Powers of Attorney Act 1971) pending the earlier of a lapse of the Offer and Completion.

(o)	Without prejudice to any other provisions of this Part B, ESIHL reserves the right to treat acceptances of the Offer as valid if not entirely in order or if the relevant share certificate(s) and/or other document(s) of title are not received by it or on its behalf on the terms set out in this document or the Form of Acceptance.

(p)	All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any EHL Shareholders will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form of Acceptance, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of ESIHL.

(q)	Execution of a Form of Acceptance will constitute an instruction to ESIHL that, on the Offer becoming unconditional in all respects, all mandates and other instructions or notices recorded in EHL’s records immediately prior to the Offer becoming so unconditional in relation to EHL Shares will, unless and until revoked or varied, continue in full force, mutatis mutandis, in relation to the New ESIHL Shares allotted or issued to the relevant EHL Shareholders pursuant to the Offer.

(r)	All references in this document to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

(s)	No EHL Shareholder shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any person in relation to the Transaction which is not expressly set out in this document or the Form of Acceptance.

(t)	Except for any liability in respect of a breach of this document or the Form of Acceptance, no person shall owe any duty of care or have any liability in tort or otherwise to any EHL Shareholder in relation to the Transaction.

(u)	Paragraphs (s) and (t) shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

(v)	Each of EHL, ESIHL, BESI and BES shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms contained in this document.

(w)	If sufficient acceptances are received and/or sufficient EHL Shares are otherwise acquired, ESIHL reserves the right to apply the provisions of sections 979 of the 2006 Act to acquire compulsorily any outstanding EHL Shares.

(x)	Fractions of New ESIHL Shares will not be allotted or issued to persons accepting the Offer. Individual entitlements to amounts of less than £5 will not be paid to persons accepting the Offer but will be retained for the benefit of the Wider ESIHL Group.

2.	Overseas Shareholders

(a)	The making of the Offer (including the provisions of the Mix and Match Facility) in, or to persons resident in, or to nationals or citizens of, jurisdictions outside the United Kingdom or to nominees of, or custodians or trustees for, citizens or nationals of other countries (Overseas Shareholders) may be prohibited or affected by the laws of the relevant jurisdictions. Such Overseas Shareholders should inform themselves about and observe any applicable legal requirements. No person receiving a copy of this document and/or a Form of Acceptance in any jurisdiction other than the UK may treat the same as constituting an invitation or offer to him, nor should he in any event use such Form of Acceptance if, in the relevant jurisdiction, such invitation or offer cannot lawfully be made to him or such Form of Acceptance cannot lawfully be used without contravention of any relevant or other legal requirements. In such circumstances, this document and/or Form of Acceptance are sent for information only. It is the responsibility of such Overseas Shareholder receiving a copy of this document and/or Form of Acceptance and wishing to accept the Offer (whether or not he makes an election under the Mix and Match Facility) to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and ESIHL (and any person acting on its behalf) shall be fully indemnified and held harmless by such Overseas Shareholder for any such issue, transfer or other taxes or duties as ESIHL (and any person acting on its behalf) may be required to pay.

If you are an Overseas Shareholder and you are in doubt about your position, you should consult your independent professional adviser in the relevant jurisdiction.

(b)	In particular, the Offer (including the Mix and Match Facility) is not being made, directly or indirectly, in or into, and is not capable of acceptance in or from any Restricted Jurisdiction. Accordingly, copies of this document are not being, and must not be, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction.

(c)	Persons receiving such documents (including, without limitation, custodians, trustees and nominees) must not mail or otherwise forward, distribute or send them, directly or indirectly, in, into or from any Restricted Jurisdiction (or use the mails of any Restricted Jurisdiction) or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer and/or make an election under the Mix and Match Facility must not use such mails or any such means or instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer or such election.

(d)	Envelopes containing a Form of Acceptance, evidence of title or any other document relating to the Offer should not be postmarked in any Restricted Jurisdiction or otherwise despatched from any Restricted Jurisdiction and all accepting EHL Shareholders must provide addresses outside any Restricted Jurisdiction for the remittance of cash and for the receipt of certificates for the New ESIHL Shares, or for the return of the Form of Acceptance, share certificates and/or other document(s) of title.

(e)	The New ESIHL Shares to be issued in connection with the Offer have not been, and will not be, registered under the US Securities Act nor under any laws of any jurisdiction of the United States and will not be listed on any stock exchange. Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of the New ESIHL Shares, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence. The New ESIHL Shares have not been, and will not be, registered under applicable securities laws of any state, province, territory or jurisdiction of any Restricted Jurisdiction, the relevant clearances have not been, and will not be, obtained from the securities commission of any province of Canada and no prospectus in relation to the New ESIHL Shares has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance. Accordingly, the New ESIHL Shares may not (unless an exemption under the relevant securities laws is applicable) be offered, sold, resold, delivered or transferred, directly or indirectly, in or into any Restricted Jurisdiction or to, or for the account or benefit of, a person located in any Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction.

(f)	A EHL Shareholder will be deemed not to have validly accepted the Offer if:
(i)	he puts “NO” in Box 5 of the Form of Acceptance and thereby does not give the warranties set out in sub-paragraph (b) of Part C of this Appendix I;
(ii)	having inserted in or having completed Box 4 of the Form of Acceptance with a registered address in any Restricted Jurisdiction, he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside any Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;
(iii)	he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in any Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;
(iv)	in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to ESIHL or its agents (in each case, acting reasonably) to have been sent from, any Restricted Jurisdiction; or
(v)	he inserts in Box 7 of the Form of Acceptance a telephone number in any Restricted Jurisdiction.
(g)	If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering documents, in, into or from any Restricted Jurisdiction or uses the mails or any means or instrumentality (including without limitation, facsimile transmission, telephone or internet) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction in connection with such forwarding, such person should:
(i)	inform the recipient of such fact;

(ii)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)	draw the attention of the recipient to this paragraph 2.
(h)	Any acceptance of the Offer by EHL Shareholders who are unable to give the warranties set out in paragraph (b) of Part C of this Appendix I is liable to be disregarded.

(i)	ESIHL reserves the right, in its absolute discretion, to treat any acceptance as invalid if it believes that such acceptance may violate applicable legal or regulatory requirements.

(j)	Notice to US Investors
(i)	The Offer relates to the shares of an English company and is proposed to be made by means of a takeover offer under English law. Accordingly, the Offer is subject to the disclosure requirements and practices applicable in England to a takeover offer, which differ from the disclosure requirements of the United States.

(ii)	Financial information included in this document has been prepared in accordance with accounting standards applicable in the United Kingdom and thus may not be comparable to the financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

(iii)	It may be difficult for investors to enforce their rights and any claim they may have arising under the federal securities laws, since ESIHL and EHL are non-US companies, and some or all of their officers and directors are residents of countries other than the United States. Investors may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

(iv)	The EHL shares are not and New ESIHL Shares will not be registered under the Securities Act and will be issued to EHL shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act. In addition, the New ESIHL Shares have not been and will not be registered under the securities laws of any state of the United States, and will be issued in the United States in reliance on available exemptions from such state law registration requirements.
(k)	Notice to Hong Kong investors
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Offer. If you are in any doubt about the contents of this document, you should obtain independent professional advice.
3.	The Mix and Match Facility

(a)	The Mix and Match Facility forms part of the Offer and, subject to the remainder of this paragraph 3 and to paragraph 2 above, is available to EHL Shareholders who validly accept the Offer and is conditional upon the Offer becoming or being declared unconditional in all respects. The Mix and Match Facility is not available in respect of any EHL Shares in respect of which a valid Form of Acceptance has not been given and which are acquired by ESIHL pursuant to the Drag Along Notice.

(b)	ESIHL is offering to acquire, on the terms and subject to the conditions and further terms set out in this document and the accompanying Form of Acceptance, all of the EHL Shares on the following basis:

for each EHL Share, £1.59 in cash and 1 New ESIHL Share

and so in proportion to any other number of EHL Shares and subject to the deferred consideration adjustments as otherwise described in this document.

(c)	However, EHL Shareholders who accept the Offer may elect to vary the proportions in which they receive New ESIHL Shares and cash consideration to which they would otherwise become entitled under the terms of the Offer. Elections under the Mix and Match Facility will only be accepted in respect of whole numbers of EHL Shares, with fractions being disregarded.

(d)	An election under the Mix and Match Facility may only be made in respect of EHL Shares for which the Offer is validly accepted. An election under the Mix and Match Facility may only be made on the Form of Acceptance.

(e)	For EHL Shareholders to make an election under the Mix and Match Facility in respect of their EHL Shares, they must first accept the Offer in accordance with the instructions set out on the Form of Acceptance. Having done so, they must then complete Box 2A or Box 2B on the Form of Acceptance. Under the Mix and Match Facility, EHL Shareholders may, subject to availability, elect to receive either additional New ESIHL Shares only or additional cash only in respect of some or all of each EHL Shareholder’s EHL Shares. EHL Shareholders must therefore complete Box 2A or 2B, but not both. If EHL Shareholders complete both boxes, they will be deemed not to have made a valid election under the Mix and Match Facility. If EHL Shareholders wish to receive additional New ESIHL Shares as consideration under the Offer for some or all of their EHL Shares in place of the cash consideration to which they would be entitled under the terms of the Offer, they must put the relevant number of EHL Shares in Box 2A. If, instead, they wish to receive additional cash as consideration for some or all of their ESIHL Shares in place of the New ESIHL Shares to which they would otherwise be entitled under the terms of the Offer, they must put the relevant number of EHL Shares in Box 2B.

In the case of elections in relation to some (rather than all) of each EHL Shareholder’s holding of EHL Shares (whether for additional cash or for additional New ESIHL Shares), subject to the terms of paragraphs (i) to (l) below, an EHL Shareholder will receive the basic Offer consideration (as set out in paragraph (b) above) in respect of the proportion of EHL Shares for which they have not made an election.

As an example (subject to the terms of paragraphs (i) to (l) below), if an EHL Shareholder has 100 EHL Shares, and elects for additional cash in respect of 70 of those EHL Shares, he would he would receive the basic Offer consideration (as set out in paragraph (b) above) in relation to 30 EHL Shares.

When completing their Form of Acceptance, EHL Shareholders should be aware that, in respect of any EHL Shares for which they have accepted the Offer but not made a valid election under the Mix and Match Facility, they will automatically receive New ESIHL Shares and cash under the terms of the Offer.

(f)	Any EHL Shareholder who does not make a valid election under the Mix and Match Facility for cash consideration in respect of his full holding of EHL Shares or makes an election for cash consideration in respect of his full holding under the Mix and Match Facility that cannot be satisfied by ESIHL shall, subject to the terms of the Offer, be treated as:
(i)	making an irrevocable request and giving an irrevocable authority to ESIHL or their agent to enter the name of the relevant EHL Shareholder in the register of holders of New ESIHL Shares to be kept by, or on behalf of, ESIHL; and

(ii)	making an irrevocable request and giving an irrevocable authority to ESIHL or its agents to despatch definitive certificates for any New ESIHL Shares to which such accepting EHL Shareholder is entitled, at such EHL Shareholder’s risk, to a person or agent whose name and address (outside any Restricted Jurisdiction) is set out in Box 4 or (as appropriate) Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his registered address outside any Restricted Jurisdiction; and

(iii)	undertaking that, in relation to any New ESIHL Shares he subscribes for or acquires in connection with the Offer, he will enter into such election(s) with his employing company under sections 425 and/or 431 of the Income Tax (Earnings and Pensions) Act 2003 as ESIHL may require, no later than 14 days after such subscription or acquisition.
(g)	No election under the Mix and Match Facility will be valid unless both a valid acceptance of the Offer and a valid election under the Mix and Match Facility, duly completed in all respects and accompanied by all relevant share certificate(s) and/or other document(s) of title is/are duly received by the time and date on which the Mix and Match Facility closes (irrespective of whether or not such documents have been forwarded to ESIHL or its agent in respect of the Offer).

(h)	The Mix and Match Facility will remain open until 11.00 a.m. (London time) on Friday 19 March 2010 (or if earlier, Completion) and ESIHL may close it then or at any time thereafter.

(i)	Irrespective of the number of EHL Shareholders who elect for cash consideration or New ESIHL Shares under the Mix and Match Facility, and subject to the Cash Retention and any Shortfall that may be deducted from it, the total cash consideration to be paid by ESIHL and the total number of New ESIHL Shares to be issued pursuant to the Offer will not be varied as a result of elections made under the Mix and Match Facility. The total amount of cash consideration that will be offered will be £40,065,446.46 (subject to the Cash Retention and any Shortfall that may be deducted from it) and the total number of New ESIHL Shares that will be issued will be 25,198,394.

(j)	Accordingly, ESIHL’s ability to satisfy elections for New ESIHL Shares or cash consideration made by EHL Shareholders will depend on the elections of other EHL Shareholders, as is further described in the following paragraphs.

(k)	Valid elections for New ESIHL Shares made by EHL Shareholders in excess of their basic entitlements to New ESIHL Shares will be satisfied in full where sufficient New ESIHL Shares are available as a result of other accepting EHL Shareholders validly making elections for cash in excess of their basic entitlements thereto, thereby releasing New ESIHL Shares to which they would otherwise be entitled under the Offer. If, under the Mix and Match Facility, the number of New ESIHL Shares made available as a result of valid elections for cash in excess of the basic entitlements thereto is insufficient to satisfy in full all valid elections for New ESIHL Shares in excess of EHL Shareholders’ basic entitlements thereto, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the Offer.

(l)	Valid elections for cash made by EHL Shareholders in excess of their basic entitlements to cash will be satisfied in full where sufficient cash is available as a result of other accepting EHL Shareholders validly making elections for New ESIHL Shares in excess of their basic entitlements thereto, thereby releasing cash to which they would otherwise be entitled under the Offer. If, under the Mix and Match Facility, the amount of cash made available as a result of valid elections for New ESIHL Shares in excess of the basic entitlements thereto is insufficient to satisfy in turn all valid elections for cash in excess of EHL Shareholders’ basic entitlements thereto, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the Offer.

(m)	As already explained, the consideration under the Offer is £1.59 in cash and one New ESIHL Share for every EHL Share. Under the Mix and Match Facility accepting EHL Shareholders may (subject to availability) elect to receive either a) less cash and more New ESIHL Shares (on the basis of one New ESIHL Share for every £1.9817 they would otherwise have received under the Offer) or b) more cash and fewer New ESIHL Shares (on the basis of £1.9817 for every New ESIHL Share they would otherwise have received under the Offer).

(n)	In the event that an EHL Shareholder purports to elect for both additional cash and additional New ESIHL Shares under the Mix and Match Facility, both purported elections shall be deemed to be void, and such shareholder shall be deemed to have accepted the Offer on its basic terms in respect of all the EHL Shares to which the relevant Form of Acceptance relates or is deemed to relate.

(o)	If any Form of Acceptance which includes an election under the Mix and Match Facility is either received after the time and date upon which the Mix and Match Facility closes or is received before such time and date but is not, and is not deemed to be, valid or complete in all respects at such time and date, such election shall, for all purposes, be void and the EHL Shareholder purporting to make such election shall not, for any purpose, be entitled to receive any variation of consideration under the election but such acceptance, if otherwise valid, shall, subject to the provisions of paragraph 2 above, be deemed to be an acceptance of the Offer in respect or the number of EHL Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and the relevant EHL Shareholder will, upon the Offer becoming unconditional in all respects, be entitled to receive the basic consideration due under the Offer in respect thereof (subject to the deferred consideration adjustments set out in this document).
(p)	If the Mix and Match Facility remains open for any period or periods, or a mix and match facility is reintroduced for any period or periods, after the date upon which the Offer becomes unconditional in all respects, ESIHL shall be entitled, at its absolute discretion, to treat elections received (or validated or completed) during such period or periods as forming a separate pool or pools for the purposes of determining the cash and New ESIHL Shares available to meet such elections on whatever basis ESIHL may determine, acting reasonably.

(q)	The Mix and Match Facility is conditional upon the Offer becoming or being declared unconditional in all respects. The Mix and Match Facility will lapse if the Offer lapses or expires.

(r)	Each person making an election for New ESIHL Shares under the Mix and Match Facility will be deemed to warrant that he is not a Restricted Overseas Person and is not acquiring, and will not be holding, such New ESIHL Shares for the account or benefit of a Restricted Overseas Person or with a view to the offer, sale, re-sale, delivery, or transfer, directly or indirectly, of such New ESIHL Shares in any Restricted Jurisdiction or to or for the account or benefit of any Restricted Overseas Person. Any person unable to give such a warranty is not permitted to elect for the Mix and Match Facility.
4.	Post-Completion Adjustments
(a)	It is intended that, as at the last day of the calendar month in which Completion occurs (the Completion Accounts Date), the consolidated net assets of the Wider EHL Group as shown by the Completion Accounts (the EHL NAV) will be at least £21,907,000 and that the Wider EHL Group’s consolidated net cash position as shown by the Completion Accounts (the EHL Cash Position) will be not less than £5,000,000.

(b)	At Completion, ESIHL shall retain £10,000,000 of the total cash consideration for the EHL Shares pro-rata in respect of the total cash payable to EHL Shareholders for their EHL Shares (the Cash Retention).
To the extent that in the Completion Accounts (to be prepared and agreed in accordance with paragraphs (d) to (s) below) show that:
(i)	the actual EHL NAV is less than £21,907,000; and/or

(ii)	the EHL Cash Position is less than £5,000,000 following payment of bonuses (if any),

the aggregate shortfall (the Shortfall) will be deducted from the Cash Retention on the terms set out below, and the total cash consideration actually paid to EHL Shareholders pursuant to this Offer shall be reduced accordingly, subject to a maximum deduction from the total cash consideration of £10,000,000.
(c)	The Shortfall, if any, shall be deducted pro-rata in respect of each EHL Shareholder from his proportion of the Cash Retention.

(d)	Within 60 days following the Completion Accounts Date, the EHL Representatives shall deliver the Draft Completion Accounts to BESI.

(e)	The Completion Accounts shall be prepared in accordance with the following order of priority:
(i)	in accordance with the accounting principles, practices, policies and procedures applied in EHL’s most recently completed annual audited accounts (to the extent that these are consistent with UK GAAP); and

(ii)	in accordance with UK GAAP.
(f)	The Completion Accounts shall only take account of information available to the parties at the Completion Accounts Date and not take account of any event happening after that date (except in relation to information actually known to the parties about that event at the Completion Accounts Date) and shall be prepared as if EHL had remained under the ownership of the EHL Shareholders and as if the Wider EHL Group had remained under the ownership of EHL.

(g)	Within 30 days from the date of receipt of the Draft Completion Accounts, BESI shall submit to the EHL Representatives a report stating whether or not it agrees with the Draft Completion Accounts and, in the case of disagreement, the areas of dispute.

(h)	If BESI agrees the Draft Completion Accounts, or if BESI does not submit a report in accordance with paragraph (g), the Draft Completion Accounts shall then become final and binding and shall be the Completion Accounts.

(i)	If BESI submits a report in accordance with paragraph (g), BESI and the EHL Representatives shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement, BESI and the EHL Representatives will certify the Draft Completion Accounts (subject to any amendments agreed between them) as being the Completion Accounts and they shall become final and binding.

(j)	If BESI and the EHL Representatives are unable to resolve any dispute within 10 Business Days of the delivery to the EHL Representatives of BESI’s report, then either of BESI or the EHL Representatives shall be entitled to refer the dispute to an independent accountant (an expert).

(k)	If an expert is appointed, BESI and the EHL Representatives shall agree on the appointment of an independent expert and to agree the terms of appointment with the expert.

(l)	If BESI and the EHL Representatives are unable to agree on an expert or the terms of his appointment within seven days of either party serving details of a suggested expert on the other, either BESI or the EHL Representatives may request the President for the time being of the Institute of Chartered Accountants in England & Wales to appoint an expert of repute with experience in transactions similar in size and nature to the Transaction and agree the expert’s terms of appointment.

(m)	The expert shall prepare a written decision and give notice (including a copy) of the decision to BESI and the EHL Representatives within a maximum of one month of the matter being referred to him.

(n)	If the expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph (m) then either BESI or the EHL Representatives may apply to the President for the time being of the Institute of Chartered Accountants in England & Wales to discharge the expert and to appoint a replacement expert with the required expertise and this paragraph (n) applies in relation to the new expert as if he were the first expert appointed.

(o)	All matters under this paragraph 4 shall be conducted, and the expert’s decision shall be written, in the English language.

(p)	BESI and the EHL Representatives are entitled to make submissions to the expert and shall provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision.

(q)	To the extent not provided for by this paragraph 4, the expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate.

(r)	The expert shall act as an expert and not as an arbitrator. The expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

(s)	The costs in relation to the expert shall be borne between BESI and the EHL Shareholders as the expert directs and, to the extent borne by the EHL Shareholders shall be deducted from the Cash Retention.
5.	EHL Shareholder Transaction Costs
The transaction costs incurred by EHL Shareholders in relation to the Transaction shall be borne by the EHL Shareholders and are outside the remit of this document.

6.	Taxation of EHL Shareholders
No BESI group company (including ESIHL) has had any involvement in the preparation of the “UK Taxation” section in your chairman’s letter and no BESI group company (including ESIHL) accepts any responsibility for its contents.

Part C
Form of Acceptance
Each EHL Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and delivered to Nicola Reason at Execution Noble Limited irrevocably warrants and agrees to and with ESIHL, (so as to bind him, his personal or legal representatives, heirs, successors and assigns) to the following effect:
(a)	that the execution of the Form of Acceptance shall constitute:
(i)	an acceptance of the Offer in respect of the number of EHL Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance; and

(ii)	if Box 2A or 2B is completed, an election under the Mix and Match Facility to receive, subject to availability as a result of offsetting elections, in the case of Box 2A, additional New ESIHL Shares instead of the cash consideration to which he would otherwise have been entitled under the basic terms of the Offer, or, in the case of Box 2B, additional cash instead of the New ESIHL Shares to which he would otherwise have been entitled under the basic terms of the Offer, in each case in respect of the number of EHL Shares inserted, or deemed to be inserted, in Box 2A or 2B, as the case may be;

(iii)	an undertaking to execute any further documents and give any further assurances which may reasonably be required to enable ESIHL to obtain the full benefit of this Part C and/or to perfect any of the authorities expressed to be given in this Part C, in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that each such acceptance and election shall be irrevocable provided that if (a) no number is inserted in Box 1; or (b) the total number inserted in Box 1 is greater than the relevant registered holding of EHL Shares; or (c) Box 2A and Box 2B are both completed; or (d) the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance of the basic terms of the Offer in respect of all the EHL Shares comprised (or deemed to be comprised) in the acceptance (as is further described below), and provided further that if Box 2A or Box 2B is completed but Box 1 is not, it will be deemed to be an acceptance of the Offer with an election under the Mix and Match Facility in respect of the number of EHL Shares inserted in Box 2A or 2B (as the case may be) and an acceptance of the basic terms of the Offer in respect of the remaining EHL Shares comprised in the acceptance (if any);

For the purposes of this Appendix I and the Form of Acceptance, the phrase “EHL Shares comprised in the acceptance” shall mean the number of EHL Shares inserted in Box 1 of the Form of Acceptance or if no number (or a number greater than the relevant EHL Shareholder’s registered holding of EHL Shares) is inserted, the greater of:
(iv)	the relevant EHL Shareholder’s entire holding of EHL Shares as disclosed by the register of members prior to the time the relevant Form of Acceptance is processed by them;

(v)	the relevant EHL Shareholder’s entire holding of EHL Shares as disclosed by the register of members prior to the latest time for receipt of the Form of Acceptance which can be taken into account for determining whether the Offer is unconditional; or

(vi)	the number of EHL Shares in respect of which certificates or an indemnity in lieu thereof is received by or on behalf of ESIHL;
(b)	unless “NO” is put in Box 5 of the Form of Acceptance, that such EHL Shareholder:
(i)	has not, directly or indirectly, received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from any Restricted Jurisdiction, has not utilised in connection with the Offer or the execution or delivery of the Form of Acceptance, directly or indirectly, the mails or any means or instrumentality (including, without limitation, facsimile transmission, telephone or internet) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any Restricted Jurisdiction;

(ii)	if an Overseas Shareholder, has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not knowingly taken or omitted to take any action that will result in ESIHL acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof;

(iii)	is accepting the Offer from outside all Restricted Jurisdictions and has not executed, mailed or sent the Form of Acceptance in or from any Restricted Jurisdiction;

(iv)	is not an agent or fiduciary acting on a non discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside any Restricted Jurisdiction; and

(v)	if such EHL Shareholder is acquiring New ESIHL Shares (whether pursuant to an election for New ESIHL Shares under the Mix and Match Facility or otherwise), is not acquiring, and will not hold, the New ESIHL Shares for the account or benefit of a Restricted Overseas

Person or with a view to, or for the purposes of, the offer, sale, resale, delivery or transfer, directly or indirectly, of any New ESIHL Shares in or into any Restricted Jurisdiction;
(c)	that the execution of the Form of Acceptance and its delivery to ESIHL constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting EHL Shareholder not having validly withdrawn his acceptance, the irrevocable and separate appointment of each of ESIHL and any director of ESIHL as such shareholder’s attorney and/or agent (the attorney) and an irrevocable instruction and authorisation to the attorney:
(i)	to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the EHL Shares referred to in paragraph (a) of this Part C in favour of ESIHL or its nominee;

(ii)	to deliver such form(s) of transfer and/or other document(s) in the attorney’s discretion and/or the certificate(s) and/or other document(s) of title relating to such EHL Shares for registration within six months of the Offer becoming unconditional in all respects; and

(iii)	to execute all such other documents and do all such other acts and things as may in the attorney’s reasonable opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and/or the Mix and Match Facility pursuant to the Form of Acceptance and to vest the EHL Shares referred to in paragraph (a) of this Part C in ESIHL or its nominee;
(d)	that the execution of the Form of Acceptance and its delivery to ESIHL constitutes, subject to the Offer becoming unconditional in all respects and to an accepting EHL Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request (subject to the provisions of paragraph 2 of Part B of this Appendix I):
(i)	to EHL or its officers to procure the registration of the transfer of those EHL Shares referred to in paragraph (a) of this Part C pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of the EHL Shares to ESIHL;

(ii)	to ESIHL or its officers to procure that such EHL Shareholder’s name is entered on the register of holders of ESIHL shares in respect of the New ESIHL Shares to which he becomes entitled in accordance with the Offer (whether pursuant to an election under the Mix and Match Facility or otherwise) and to procure the issue of a certificate for such New ESIHL Shares;

(iii)	to ESIHL or its officers to procure the despatch by post of the cheque for the cash consideration and/or certificates for New ESIHL Shares to which an accepting EHL Shareholder is entitled, at the risk of such shareholder, to the person or agent whose name and address outside the any Restricted Jurisdiction is set out in Box 4 or (as appropriate) Box 6 of the Form of Acceptance, or if no name and address is set out in Box 4 or (as appropriate) Box 6, to the first named holder at his registered address outside any Restricted Jurisdiction;
(e)	that the provisions of Appendix I to this document are deemed to be incorporated in and form part of the Form of Acceptance;

(f)	that, subject to the Offer becoming or being declared unconditional in all respects and pending registration:
(i)	ESIHL or its officers shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of EHL or of any class of its shareholders) attaching to any EHL Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn; and

(ii)	the execution of a Form of Acceptance in respect of the EHL Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:
(A)	constitutes an authority to EHL and its officers from such EHL Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him/her as a member of EHL including any share certificate(s) or other document(s) of title) to ESIHL at its registered office;

(B)	constitutes an authority to ESIHL or any director of ESIHL to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to attend and/or execute a form of proxy in respect of such EHL Shares appointing any person nominated by ESIHL to attend general and separate class meetings of EHL (and any adjournments thereof) and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(C)	will also constitute the agreement of such EHL Shareholder not to exercise any of such rights without the consent of ESIHL and the irrevocable undertaking of such EHL Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting, save that this authority will cease to be valid if the acceptance is validly withdrawn or the Offer lapses;

(g)	that he will deliver or procure the delivery to Nicola Reason at Execution Noble Limited, Block D, The Old Truman Brewery, 91 Brick Lane, London E1 6QL, of his share certificate(s) or other document(s) of title in respect of all EHL Shares held by him in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to ESIHL (acting reasonably) in lieu thereof, as soon as possible and in any event prior to Completion;

(h)	that he is the sole legal and beneficial owner of the EHL Shares in respect of which the Offer is accepted or deemed to be accepted or he is the legal owner of such EHL Shares and he has the necessary capacity and authority to execute the Form(s) of Acceptance;

(i)	that the EHL Shares in respect of which the Offer is accepted or deemed to be accepted are sold (subject to the EHL Articles) fully paid up and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or paid after Completion;

(j)	that the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(k)	that, if he accepts the Offer, he will do all such acts and things as shall be reasonably necessary or expedient to vest, in ESIHL, the EHL Shares referred to in paragraph (a) of this Part C;

(l)	that he agrees to ratify each and every act or thing which may be done or effected by any person in the proper exercise of any of his powers and/or authorities under this document;

(m)	that, if he subscribes for or acquires any New ESIHL Shares in connection with the Offer, he will enter into such election(s) with his employing company under sections 425 and/or 431 of the Income Tax (Earnings and Pensions) Act 2003 as ESIHL may require, no later than 14 days after such subscription or acquisition;

(n)	that the execution of the Form of Acceptance constitutes his agreement to the terms of paragraphs 1 (j) and (k) of Part B of this Appendix I;

(o)	that, on execution, the Form of Acceptance shall take effect as a deed; and

(p)	that if any provision of Part B or Part C of this Appendix I shall be unenforceable or invalid or shall not operate so as to afford ESIHL or any other relevant person the benefit or authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may reasonably be required to enable ESIHL and/or any other relevant person to secure the full benefits of Part B and this Part C.

References in this Part C to an EHL Shareholder shall include references to the person or persons executing a Form of Acceptance, and if more than one person executes a Form of Acceptance, the provisions of this Part C shall apply to them jointly and severally.

APPENDIX II
ESIHL’S ARTICLES OF ASSOCIATION
COMPANY NO. 07142126
COMPANIES ACT 2006

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
of
ESPIRITO SANTO INVESTMENT HOLDINGS LIMITED
(adopted by special resolution passed on •)

PART 1
INTERPRETATION AND LIMITATION OF LIABILITY
1. Model articles
1.1 The regulations in the relevant model articles (the model articles) apply to the Company except to the extent that they are excluded or modified by these articles.
1.2 The following articles of the model articles do not apply to the Company:
the definitions of “articles”, “director”, “holder”, “shareholder” and “shares”;
Regulation 5 (directors may delegate);
Regulation 6 (rules for committees);
Regulation 7 (directors to take decisions collectively);
Regulation 9(3) (notice of directors’ meetings);
Regulation 11(2) and 11(3) (quorum for directors’ meetings);
Regulation 12 (chairing of directors’ meetings);
Regulation 13 (casting vote at directors’ meetings);
Regulation 14 (conflicts of interest);
Regulation 16 (directors’ discretion to make further rules);
Regulation 17 (methods of appointing directors);
Regulation 26(5) (directors refusal to register transfer);
Regulation 38 (quorum for general meetings);
Regulation 47 (amendments to resolutions);
Regulation 50 (no right to inspect accounts and other records);
Regulation 51 (provision for employees on cessation of business);
Regulation 52 (indemnity);
Regulation 53 (insurance).
2. Defined Terms
In these articles, unless the context requires otherwise:

Act means the Companies Act 2006 including any modification or re-enactment of it for the time being in force;
acting in concert bears the same meaning as that ascribed by the Code;
Adjusted Net Earnings means the consolidated net earnings of the Company for a Financial Year as set out in the Annual Accounts with respect to that Financial Year and being gross earnings less interest, taxes, depreciation and other expenses but before distributions or dividends and as adjusted in accordance with the following:
(a)	there shall be deducted from the net earnings 50% of all relocation costs incurred by the Company and its Subsidiaries provided that the aggregate cumulative deductions across all Financial Years shall not exceed £2million; and

(b)	any amortisation or impairment charges included in the relevant Annual Accounts in respect of goodwill arising from the acquisition by the Company of the entire issued share capital of Execution Holdings Limited shall be added back.
Affected Shareholder has the meaning set out in article 46.7;
alternate or alternate director mean a person appointed pursuant to article 19;
Annual Accounts means the annual accounts of the Company for which an unqualified report from the Auditors has been given;
appointor has the meaning given in article 19.1;
articles means these articles of association incorporating the relevant model articles (as applicable to the Company), as altered from time to time by special resolution;
Auditors means the auditors of the Company from time to time;
B Ordinary Director Consent means the prior approval of any two B Ordinary Directors or, if only one B Ordinary Director is then appointed, the prior approval of that B Ordinary Director which approval may, without limitation, be communicated by the relevant B Ordinary Director(s) voting in favour of the matter to be approved at a meeting of the Board of Directors;
B Ordinary Directors means, if appointed, the Execution Directors and the Noble Director or their alternates from time to time (and B Ordinary Director shall be construed accordingly);
B Ordinary Shareholder Consent means the prior approval by or on behalf of the holders of a majority in number of the B Ordinary Shares in issue on the date such approval is given;
B Ordinary Shares means the B ordinary shares of 10p each in the Company’s share capital;

B Ordinary Shareholders means the holders of the B Ordinary Shares (and B Ordinary Shareholder shall be construed accordingly);
BESI means Banco Espírito Santo de Investimento, S.A.;
BESI Director Consent means the consent of at least one BESI Director;
BESI Directors means the Directors appointed by BESI under these articles or their alternates from time to time (and BESI Director shall be construed accordingly);
Board of Directors means the board of directors of the Company from time to time or any duly appointed committee of it;
Business Day means a day (other than a Saturday or Sunday) on which banks generally are open in London and Lisbon for a full range of business;
Buy Notice has the meaning set out in article 37;
Buyout Notice has the meaning set out in article 37;
Call Option Notice has the meaning set out in article 36.3;
Called Shares means the B Ordinary Shares to be transferred to the Ordinary Shareholder pursuant to any of the Ordinary Shareholder Call Options;
Cessation Date means the date upon which a person becomes a Departing Employee, which shall:
(a)	where the employer terminates or purports to terminate a contract of employment by giving notice to the employee of the termination of the employment, whether or not the same constitutes a wrongful or unfair dismissal, be the date of that notice (whether or not a payment is made by the employer in lieu of all or part of the notice period required to be given by the employer in respect of such termination) or such other date as the Board of Directors agree;

(b)	where the employee terminates or purports to terminate a contract of employment by giving notice to the employer of the termination of the employment (whether or not he is lawfully able so to do), be the date of that notice or such other date as the Board of Directors agree;

(c)	where an employer or employee wrongfully repudiates the contract of employment and the other respectively accepts that the contract of employment has been terminated, be the date of such acceptance by the employee or employer respectively;

(d)	where a contract of employment is terminated under the doctrine of frustration, be the date of the frustrating event;

(e)	where a contract of employment is terminated for any reason other than in the circumstances set out in (a) to (d) above, be the date on which the action or event giving rise to the termination occurs; and

(f)	where a person ceases to hold office as a director or consultant, be the date on which he so ceases whether by resignation, removal or termination of consultancy agreement (as appropriate);
Code means the City Code on Takeover and Mergers, as amended from time to time;
Company means Espirito Santo Investment Holdings Limited;
Company’s Group means (a) the Company and its Subsidiaries from time to time and (b) the ultimate Holding company (if any) of the Company from time to time and (c) every other company which from time to time is a Subsidiary of the same ultimate Holding company (if any);
Company Valuation has the meaning set out in article 36.5;
Compulsory Transfer Notice has the meaning set out in article 47.1;
Connected Person means:
(a)	in relation to an individual, that individual’s spouse, civil partner, co-habitee, children, grand-children and any Permitted Transferee of that individual; and

(b)	in relation to an undertaking, any member of that undertaking’s group, and any Permitted Transferee of that undertaking.
Controlling Interest in relation to an undertaking means:
(a)	the ownership or control (directly or indirectly) of shares in that undertaking carrying more than fifty per cent. (50%) of the votes exercisable at general meetings of that undertaking on all, or substantially all, matters; or

(b)	the right to appoint or remove directors of that undertaking having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters;
Corporate Insolvency Event means, in relation to any undertaking:
(a)	any admission by such undertaking of its inability to pay its debts as they fall due, or the suspension of payment on any of its debts (other than where it is disputing such payment in good faith) or the announcement of its intention to do so;

(b)	any step by such undertaking with a view to a composition, moratorium, assignment or similar arrangement with any of its creditors;

(c)	any convening by such undertaking, its directors or its members of a meeting for the purpose of considering any resolution for, or any proposal to petition for, or to file documents with the court for, its winding-up, administration (whether out of court or otherwise) or dissolution or any such resolution being passed;

(d)	any assistance in the presentation of, or any failure to oppose in a timely manner a petition for, the winding-up, administration (whether out of court or otherwise) or dissolution of such undertaking;

(e)	any request by the directors or other officers of such undertaking for the appointment of, or the giving of any notice of their intention to appoint, or the taking of any step with a view to appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator (whether out of court or otherwise) or similar officer;

(f)	any other voluntary action by such undertaking in furtherance of its liquidation, administration (out of court or otherwise), reorganisation, dissolution or the termination of its corporate status;

(g)	any action of a similar nature to (a) to (f) above in any jurisdiction outside England and Wales in relation to such undertaking;
corporation means any body corporate or association of persons whether or not a company within the meaning of the Act;
Departing Employee means:
(a)	any employee or director of any member of the Company’s Group who ceases to be and is no longer continuing as an employee or director of any member of the Company’s Group; or

(b)	any individual whose services are otherwise provided to any member of the Company’s Group whose services cease to continue to be provided to any member of the Company’s Group,

provided that in either case:
(i)	any person who ceases to be an employee of any member of the Company’s Group or whose services cease to be provided to any member of the Company’s Group but who remains as a director of any member of the Company’s Group shall not be a Departing Employee until he is no longer a director of any member of the Company’s Group; and

(ii)	any person who ceases to be a director of any member of the Company’s Group but who continues to be employed by or to provide services to any member of the Company’s Group shall not be a Departing Employee until he is no longer an employee of or providing services to any member of the Company’s Group.
Departing Employee Group means:

(a)	a Departing Employee;

(b)	members of the Family of any Departing Employee;

(c)	the trustees for the time being of a Family Trust of the Departing Employee;

(d)	any other person designated as such for the purposes of article 46, or to whom a Shareholder may transfer his Shares in accordance with article 46, in relation to the Departing Employee as a condition of any issue of Shares to it by the Company; and

(e)	the nominees of any of the persons in the preceding four categories;
Director means a director of the Company and the Directors means the Company’s directors or any of them acting as the Board of Directors;
Dissenting Holder has the meaning given to it in article 48.1;
dividend means dividend or any other distribution;
EHL Shares has the meaning set out in article 47.3;
Employee Scheme means any scheme, trust or arrangement established by any member of the Company’s Group for the benefit of the employees or former employees of the Company and/or employees or former employees of any other member of the Company’s Group and/or the wives, husbands, widows, widowers or children or step-children under 18 of such employees or former employees including, without limitation The Execution Limited Employee Benefit Trust;
encumbrance means any security interest, option, equity, claim or other third party right (including, without limitation, right of pre-emption) of any nature whatsoever;
Excess Offered Shares has the meaning set out in article 37;
Execution Directors means the two directors appointed by the B Ordinary Shareholders under these articles or their alternates from time to time and who shall be, with effect from the date of adoption of these articles and until each such person’s Cessation Date, Nick Finegold and Simon Brookhouse;
Fair Price means, until 31 March 2013 the price determined in accordance with articles 36.5 and 36.6, and thereafter the price agreed between a selling holder and the Board of Directors in respect of the Shares of such selling holder or, in the absence of such agreement, in respect of each Share the price certified in writing by the Independent Accountants as being in their opinion the fair value of such Share calculated on the following bases:
(a)	in relation to any B Ordinary Share:
(i)	the Independent Accountants shall determine the sum which is the open market value of all of the issued Ordinary Shares and B Ordinary Shares, assuming a willing buyer and a willing seller and disregarding any restrictions on transfer to which such Shares may from time to time be subject (the Shareholder Funds Value); and

(ii)	the Fair Price for each B Ordinary Share shall be the Shareholder Funds Value (if a positive amount) divided by the actual number of Ordinary and B Ordinary Shares then in issue (and otherwise zero); and
Family means the spouse, civil partner, co-habitee, mother, father, grandmother, grandfather, brother, sister or child of an individual;
Family Trust means a settlement set up by an individual provided that only such individual and/or members of his Family are capable of being a beneficiary thereof;
Financial Year means a financial period of the Company commencing, other than in the case of its initial financial period, on 1 January and ending on 31 December and, in the case of the initial financial period, the Financial Year shall be from the date of incorporation of the Company until 31 December (or as amended from time to time with Ordinary Shareholder Consent);
Fully Diluted Number of Issued Ordinary and B Ordinary Shares means, at any time, the number of Ordinary Shares and B Ordinary Shares which would be in issue if all conversion rights, options, warrants and other contractual rights to subscribe for such shares which have not lapsed were exercised in full, whether or not such exercise is subject to any condition(s);
group means in relation to an undertaking (a) that undertaking and its Subsidiaries from time to time and (b) the ultimate Holding company (if any) of that undertaking from time to time and (c) every other company which from time to time is a Subsidiary of the same ultimate Holding company;
Holding company means an undertaking which in relation to another undertaking, a Subsidiary:
(a)	owns or controls (directly or indirectly) shares in the Subsidiary carrying more than fifty per cent. (50%) of the votes exercisable at general meetings of the Subsidiary on all, or substantially all, matters; or

(b)	has a right to appoint or remove a majority of its board of directors; or

(c)	has the right to exercise a dominant influence over the Subsidiary:
(i)	by virtue of the provisions contained in the Subsidiary’s constitutional documents; or

(ii)	by virtue of a control contract; or
(d)	controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the Subsidiary,

for the purposes of this definition:
(i)	an undertaking shall be treated as a member of another undertaking if (X) any of its Subsidiaries is a member of that undertaking; or (Y) any shares in that undertaking are held by a person acting on behalf of it or any of its Subsidiaries;

(ii)	an undertaking shall be taken to have the right to exercise a dominant influence over an undertaking only if it has a right to give directions with respect to the operating and financial policies of that other undertaking with which its directors are obliged to comply whether or not they are for the benefit of that other undertaking;

(iii)	control contract means a contract in writing conferring a dominant influence right which:
(A)	is of a kind authorised by the articles of association of the undertaking in relation to which the right is exercisable; and

(B)	is permitted by the law under which that undertaking is established; and
(iv)	any undertaking which is a Subsidiary of another undertaking shall also be a Subsidiary of any further undertaking of which that other is a Subsidiary;
Independent Accountants means an independent firm of chartered accountants nominated by agreement between the Board of Directors and those Shareholders in respect of whose Shares the Fair Price is to be determined or, in the absence of agreement within 5 Business Days, as nominated by the President of the Institute of Chartered Accountants in England and Wales;
Independent Director means each of Brian Henderson and Keith Jones, and in each case following the termination of his appointment as Director, a Director who is not: (i) an employee of BESI; (ii) (other than those who are approved with Ordinary Director Consent and B Ordinary Director Consent) a Shareholder or a former shareholder of Execution Holdings Limited; or (iii) a Connected Person of any Shareholder or of any former shareholder of Execution Holdings Limited;
Individual Insolvency Event means, in relation to any person, that:
(a)	they stop or suspend or threaten, or announce an intention to stop or suspend, payment of their debts;

(b)	they are for the purpose of Section 268 of the Insolvency Act 1986 or any other applicable law, deemed to be insolvent or unable, or admit their inability, to pay their debts as they fall due or become insolvent or a moratorium is declared in relation to any of their indebtedness;

(c)	any encumbrancer takes possession of, or a receiver, is appointed over or in relation to, all or any material part of their assets;

(d)	they convene a meeting of their creditors generally or take any step with a view to a moratorium or propose or make any arrangement or composition with, or any assignment for the benefit of their creditors generally;

(e)	they propose or enter into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any indebtedness by reason of, or with a view to avoiding, financial difficulties;

(f)	a petition or any other such document is presented or an order is made for their bankruptcy (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within 14 days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the bankruptcy order being made);

(g)	a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or against all or any part of their assets in respect of indebtedness exceeding £10,000 (or its equivalent) in aggregate at any time and which is not discharged within 14 days of such act;

(h)	any order is made, or any other action is taken for the suspension of payments by them, or protection from their creditors; or

(i)	there occurs in relation to them or any of their assets in any country or territory in which they have a centre of main interests or carry on business or to the jurisdiction of whose courts they or any of their assets is subject any event which corresponds in that country or territory with or is equivalent or analogous to any of those mentioned in paragraphs (a) to (h) (inclusive) of this definition;
Insolvency Event means an Individual Insolvency Event or, as the case may be, a Corporate Insolvency Event;
Interest includes an interest of any kind whatsoever in or to any Share or any right to control the voting or other rights attributable to any Share, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject;
Listing means any admission to listing or to trading on a securities exchange for which prior Ordinary Shareholder Consent has been obtained and, for the purposes of these articles only the time at which a Listing shall be deemed to have occurred shall be determined with Ordinary Shareholder Consent;
Noble Director means an individual who was a director of Noble Group Holdings Limited at any time prior to these articles taking effect who is appointed as a Director under these articles or his alternates from time to time and who shall be, with effect from the date of adoption of these articles and until each such person’s Cessation Date, Angus Macpherson;
officer means any director, manager or secretary of the Company or of any member of the Company’s Group;
Offer Document has the meaning set out in article 47.3;
Offer Notice has the meaning set out in article 37;
Ordinary Share Percentage means the percentage of Ordinary Shares comprising the Fully Diluted Number of Issued Ordinary and B Ordinary Shares;
Ordinary Shareholder means the holder of the Ordinary Shares;
Ordinary Shareholder Call Options means any, some or all of the Ordinary Shareholder First Call Option, the Ordinary Shareholder Second Call Option and the Ordinary Shareholder Third Call Option;
Ordinary Shareholder Consent means the written approval by or on behalf of the Ordinary Shareholder;
Ordinary Shareholder First Call Option means the Ordinary Shareholder’s (or its nominee’s) option to purchase from each B Ordinary Shareholder (other than the Employee Scheme) up to forty per cent (40%) of that B Ordinary Shareholder’s Interest in B Ordinary Shares on the date of these articles taking effect plus any B Ordinary Shares acquired by the B Ordinary Shareholder from the Employee Scheme prior to the Ordinary Shareholder First Call Option Period;
Ordinary Shareholder First Call Option Period means 1 March 2011 to 31 March 2011 (or if later 21 days after the publication of the Annual Accounts with respect to the first financial year of the Company immediately following the date of adoption of these articles), inclusive;
Ordinary Shareholder Second Call Option means the Ordinary Shareholder’s (or its nominee’s) option to purchase from each B Ordinary Shareholder (other than the Employee Scheme) up to eighty per cent (80%) of that B Ordinary Shareholder’s Interest in B Ordinary Shares less any Interest in B Ordinary Shares purchased through exercise of the Ordinary Shareholder First Call Option;
Ordinary Shareholder Second Call Option Period means 1 March 2012 to 31 March 2012, (or if later 21 days after the publication of the Annual Accounts with respect to the second financial year of the Company immediately following the date of adoption of these articles), inclusive;
Ordinary Shareholder Third Call Option means the Ordinary Shareholder’s (or its nominee’s) option to purchase from each B Ordinary Shareholder that B Ordinary Shareholder’s entire Interest in the B Ordinary Shares less any Interest in B Ordinary Shares purchased through exercise of the Ordinary Shareholder First Call Option and/or the Ordinary Shareholder Second Call Option;

Ordinary Shareholder Third Call Option Period means 1 March 2013 to 31 March 2013, (or if later 21 days after the publication of the Annual Accounts with respect to the third financial year of the Company immediately following the date of adoption of these articles), inclusive;
Ordinary Shares means the ordinary shares of 10p each in the Company;
Permitted Transferee means a person to whom Shares or an Interest in Shares are transferred in accordance with article 46.1;
Price and Price per Ordinary Share have the meaning set out in article 37.1;
Price per Share has the meaning set out in article 37.10;
Relevant Period means the 12 calendar months from completion of the transfer of the Ordinary Shares from the Ordinary Shareholder pursuant to article 37;
Relevant Shares has the meaning set out in article 46.6;
Remuneration Committee means the Company’s remuneration committee from time to time;
Sale means the completion of the acquisition (whether through a single transaction or a series of transactions) by a person or his Connected Persons or persons acting in concert with each other (other than by BESI or pursuant to article 46.1 (Permitted Transfers)) of Shares or of an Interest in Shares as a result of which such person(s) acquire(s) a Controlling Interest in the Company;
seal means the common seal of the Company and includes any official seal kept by the Company by virtue of section 49 or 50 of the Act;
secretary means the secretary of the Company (if any) or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
Security Interest means any mortgage, charge, pledge, lien (other than a lien arising by operation of law), right of set-off, encumbrance or other security interest whatsoever, however created or arising (including any analogous security interest under the law of any jurisdiction outside England and Wales);
Share-for-Share Exchange has the meaning given in article 48.1;
Share Alternative has the meaning set out in the Offer Document;
Shareholders means the holders of the Shares (and Shareholder shall be construed accordingly);
Shares means shares in the Company;
Subscription Price means, in relation to a Share, the amount paid up on that Share, plus the amount of any premium at which that Share was issued, to the extent the same has not been distributed by way of bonus issue or repayment of capital to the holder of, and in respect of, that Share;
Subsidiary has the meaning given to it in the definition of Holding company;
Taxes Act means the Income and Corporation Taxes Act 1988 as amended;
Third Party Buyer has the meaning set out in article 37;
True-Up Amount has the meaning set out in article 37.10; and
undertaking means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit.
3. Construction
Powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them.

PART 2
DIRECTORS
DIRECTORS’ POWERS AND RESPONSIBILITIES
4. Directors’ General Authority
Regulation 3 of the model articles is amended by adding the following sentence at the end:
“The powers given by this regulation shall not be limited by any special power given to the Directors by the articles.”
5. Shareholders’ reserve power
Regulation 4(2) of the model articles is amended by adding the words “and no alteration of the articles” after the words “special resolution” and the words “or such alteration” after the words “passing of the resolution”.
6. Directors may delegate
6.1 Subject to the articles, the Directors may with BESI Director Consent and B Ordinary Director Consent delegate any of the powers which are conferred on them under the articles—
(a)	to such Director holding executive office or to such committee consisting of one or more Directors;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions;
as they think fit. The Directors may co-opt persons other than Directors on to any such committee. Such co-opted persons may enjoy voting rights in the committee.
6.2 Any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company.
6.3 The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

7. Committees
7.1 Subject to articles 7.2 and 7.3 committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by Directors.
7.2 The composition, quorum and voting requirements and other terms of reference of each committee shall be determined by the Board with prior B Ordinary Director Consent.
7.3 A committee of Directors may meet and adjourn as it sees fit.
8. Secretary
The Directors may decide from time to time whether the Company should have a secretary and, if they so decide, the secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them. In these articles references to the secretary shall be construed accordingly.
DECISION-MAKING BY DIRECTORS
9. Directors’ Meetings
9.1 Any decision by the Directors must be taken at a meeting of the Directors in accordance with these articles or must be a decision taken in accordance with article 10.
9.2 Subject to the provisions of these articles the Directors may regulate their proceedings as they think fit.
9.3 For as long as BESI or a BESI group company holds Ordinary Shares carrying a majority of the votes attaching to all Shares then in issue (including pursuant to article 35.1(d)), all decisions at any meeting of the Directors can only be passed by a resolution if at least 1 BESI Director participating in the meeting votes in favour of the resolution and more votes are cast in favour of the resolution than against it.
9.4 For as long as there is a requirement for a B Ordinary Director pursuant to article 17.3, and notwithstanding any contrary provision in these articles, but without prejudice to article 9.3, none of the matters set out at Schedule 1 (Reserved Matters) shall be implemented in relation to the Company or any of its Subsidiaries unless they have first been approved by (i) a resolution of the Board of Directors and (ii) B Ordinary Director Consent.
10. Unanimous Decisions
10.1 Regulation 8(2) of the model articles is amended by deleting the words, “copies of which” and adding in their place the words, “at least one copy of which has”.

10.2 Regulation 8 is amended by deleting paragraph (3) and adding in its place the following paragraph:
“(3) References in this article to eligible Directors are to Directors who would have been entitled to vote on the matter had it been passed as a resolution at a Directors’ meeting but excluding any Director whose vote is not to be counted in respect of the matter in question.”
11. Calling a Directors’ Meeting
11.1 Regulation 9(2)(c) of the model articles is amended by deleting the full stop after the word “meeting” and replacing it with “; and
(d)	an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting. If any matter is not identified in reasonable detail in the agenda the board of Directors shall not decide on it unless at least one BESI Director and one B Ordinary Director agrees in writing.”
11.2 At least five (5) Business Days’ notice in writing of any meeting of the Directors must be given to each Director, unless at least one BESI Director and one B Ordinary Director approves a shorter period.
11.3 Regulation 9(4) of the model articles is amended by deleting the words “not more than 7 days after the date on which the meeting is held” and adding in their place of the words “at any time”.
12. Voting at Directors’ Meetings
12.1 Subject to the articles, each Director taking a decision has one vote.
12.2 A Director who is also an alternate director has an additional vote on behalf of each appointor who:
is not participating in the taking of the decision, and
(a)	would have been entitled to vote if they were participating.
13. Quorum for Directors’ Meetings
13.1 At a Directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.
13.2 Prior to the Ordinary Shareholder transferring all of the Ordinary Shares (if it so transfers the Ordinary Shares) to B Ordinary Shareholders (or their nominees) pursuant to article 37, and save for the purposes of article 37.1 (where a Directors’ meeting will be quorate if there are at least two Directors even if no BESI Director is participating), and subject to article 23.3 the quorum for Directors’ meetings may be fixed from time to time by a decision of the Directors, provided that:

(a)	for as long as there is a requirement for a B Ordinary Director pursuant to article 17.3 it must never be less than one BESI Director, one B Ordinary Director (if there is one appointed as a Director), and unless otherwise fixed it is one BESI Director, one B Ordinary Director (if there is one appointed as a Director);

(b)	if there is no requirement for a B Ordinary Director pursuant to article 17.3 it must never be less than one BESI Director, and unless otherwise fixed it is one BESI Director, and a person who holds office as an alternate director shall, if his appointor is not present, be counted in the quorum.
13.3 Any Director who ceases to be a Director at a Directors’ meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Directors’ meeting if no Director objects.
13.4 If a quorum is not present within thirty (30) minutes from the time when the Directors’ meeting should have begun or if during the meeting there is no longer a quorum the meeting (the first meeting) shall be adjourned and reconvened on the fifth Business Day after the date of the first meeting at the same time and place. The Company shall give notice to each Director who did not attend the first meeting requiring him either to attend the adjourned meeting of the Directors or to state in writing his views on the matters to be discussed at that meeting. If any Director who has received such notice fails to attend such adjourned meeting those Directors (being at least two) who are present at such adjourned meeting shall constitute a quorum provided that one Director present is a BESI Director.
14. Chairing of Directors’ Meetings
Regulation 12(4) of the model articles is amended by deleting the word “must” after the words “the participating directors” and adding in its place the word “may”.
15. No Casting Vote
If at a Directors’ meeting the numbers of votes for and against a proposal are equal (ignoring any votes which in accordance with the Act are not to be counted), the chairman or other Director chairing the meeting does not have a second or casting vote.
16. Directors’ power to participate in decision when interested in contract
Without prejudice to the Director’s disclosure obligations under the Act and these articles, a Director may:
(a)	vote at any meeting of the Directors or of a committee of the Directors on any resolution and be counted in the quorum present at a meeting in relation to any resolution, or

(b)	participate in any decision taken in accordance with regulation 8 of the model articles, concerning a transaction or arrangement with the Company or in which the Company is interested, or concerning any other matter in which the Company is interested, notwithstanding that the Director (or any of his Connected Persons) is interested in that transaction, arrangement or matter or has in relation to it a duty which conflicts or may conflict with the interests of the Company in relation to it.
APPOINTMENT AND REMOVAL OF DIRECTORS
17. Methods of appointing Directors
17.1 Subject to articles 17.2 and 17.3 any person who is willing to act as a Director, and is permitted by law to do so, may be appointed to be a Director —
(a)	by ordinary resolution, subject to prior B Director Consent; or

(b)	subject to prior Ordinary Shareholder Consent and B Director Consent, by a decision of the Directors.
17.2 For as long as BESI or a BESI group company holds Ordinary Shares carrying a majority of the votes attaching to all Shares then in issue (including pursuant to Article 35.1(d)) it shall be entitled to appoint and remove:
(a)	such number of Directors as is necessary for BESI Directors to constitute a majority of one on the Board of Directors; and

(b)	not less than half of the Company’s executive Directors, and the consent requirements of article 17.1 shall not apply to this article 17.2.
17.3 Until the earlier of:
(a)	the Ordinary Shareholder having 80% of the issued Shares following the exercise of the Ordinary Shareholder Call Options; or

(b)	the issued B Ordinary Shares comprising fewer than 20% of the issued Shares, the Board of Directors shall include up to two Execution Directors and one Noble Director.
17.4 Subject to the limitations in article 17.3, if any Execution Director or Noble Director who was appointed as such on the date of adoption of these articles becomes a Departing Employee his appointment as Director shall terminate and from the Cessation Date a replacement Director may be appointed (and subsequently removed) by ordinary resolution of a class meeting of B Ordinary Shareholders but save as contemplated by this article 17.4, no person or persons shall exercise any right or power to remove any of Nick Finegold, Simon Brookhouse or Angus Macpherson as a Director prior to his Cessation Date.

17.5 Any Director so appointed shall hold office until he is removed by ordinary resolution (subject to B Ordinary Director Consent) or under Regulation 18 of the model articles (as amended by these articles).
18. Termination of Director’s Appointment
18.1 Regulation 18 of the model articles is amended by replacing the full stop after the word “terms” in paragraph (f) with a semi-colon, and adding after the word “terms” the following new paragraphs:
(g)	that person is removed in accordance with articles 17.2 or 17.4;

(h)	unless he is a BESI Director or a B Ordinary Director, that person receives notice signed by not less than three-quarters of the other Directors stating that that person should cease to be a Director. In calculating the number of Directors who are required to give such notice to the Director:
(i)	an alternate director appointed by the Director shall be excluded unless the alternate is also a Director; and

(ii)	a Director and any alternate director appointed by that Director and acting as such shall constitute a single Director for this purpose, so that notice by either shall be sufficient”.
ALTERNATE DIRECTORS
19. Appointment and removal of alternates
19.1 Any Director (the appointor) may appoint another Director as an alternate, to:
(a)	exercise that Director’s powers, and

(b)	carry out that Director’s responsibilities,
in relation to the taking of decisions by the Directors in the absence of the alternate’s appointor. A Director may be appointed as an alternate Director to represent more than one Director.
19.2 Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the Directors. The appointment or removal shall take effect when received by the Company or on such later date (if any) specified in the notice.
19.3 The notice must identify the proposed alternate.
19.4 An alternate cannot appoint an alternate.
20. Rights and responsibilities of alternate Directors
20.1 An alternate director has the same rights, in relation to any Directors’ meeting or any decision taken in accordance with article 10, as the alternate’s appointor.

20.2 Except as the articles specify otherwise, alternate directors:
(a)	are deemed for all purposes to be Directors and all references in these articles to Directors includes alternate directors, as applicable;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors;

(d)	are not deemed to be agents of or for their appointors; and

(e)	are entitled to receive notice of all Directors’ meetings and of all meetings of committees of Directors of which his appointor is a member.
20.3 An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.
20.4 An alternate director may be repaid by the Company such expenses as might properly have been repaid to that person if he or she had been a Director.
20.5 An alternate director shall be included to be indemnified by the Company to the same extent as if he or she were a Director.
21. Termination of alternate Directorship
An alternate director’s appointment as an alternate terminates:
(a)	in accordance with the terms of a notice in writing from the alternate’s appointor to the Company revoking the appointment and specifying when it is to terminate;

(b)	on the occurrence of any event in relation to the alternate which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a Director;

(c)	on the death of the alternate’s appointor;

(d)	when the alternate’s appointor’s appointment as a Director terminates; or

(e)	if the alternate resigns by notice in writing to the Company.
22. Directors Remuneration
Regulation 19 of the model articles is amended by:
(a)	deleting the words “as the directors determine — “ in paragraph (2) and adding in their place the words “as the Board of Directors determines upon recommendation of the Remuneration Committee —”; and

(b)	deleting paragraph (5) and adding in its place the following new paragraphs (5) and (6):
“(5)	The Directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any Director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a Subsidiary or a predecessor in business of the Company or of any such Subsidiary, and for any member of that Director’s family (including a spouse or civil partner and a former spouse or civil partner) or any person who is or was dependent on that Director, and may (before or after ceasing to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

(6)	Without prejudice to the generality of this regulation, no Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to regulation 19 of the model articles (Directors’ remuneration) or article 62 of these articles (Indemnity). The receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.”
CONFLICTS OF INTEREST
23. Authorisation under s175 and s180 of the Companies Act 2006
23.1 For the purposes of sections 175 and 180(4) (b) of the Act situational conflicts of Directors which may arise by virtue of their being a director or employee of a BESI group company are authorised.
23.2 For the purposes of section 175 of the Act, the Directors may authorise any matter proposed to them in accordance with these articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company. Any such authorisation will be effective only if:
(a)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(b)	the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.
23.3 The Directors may (whether at the time of the giving of the authorisation pursuant to article 23.2 or subsequently) make any such authorisation subject to any limits or conditions they expressly impose but such authorisation is otherwise given to the fullest extent permitted. The Directors may vary or terminate any such authorisation at any time. The quorum requirements set out in article 13 shall be disregarded for the purpose of any authorisation where the relevant Director is a BESI Director and shall instead be satisfied by at least one Independent Director being present when the relevant business is transacted.
23.4 For the purposes of the articles, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.
24. Director may contract with the Company and hold other offices etc.
Provided that he has disclosed to the Directors the nature and extent of his interest (unless the circumstances referred to in section 177(5) or section 177(6) of the Act apply, in which case no such disclosure is required) a Director notwithstanding his office:
(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)	may be a Director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate:
(i)	in which the Company is (directly or indirectly) interested as shareholder or otherwise; or

(ii)	which is the parent undertaking of the Company or a subsidiary undertaking of any parent undertaking of the Company; or

(iii)	with which he has such a relationship at the request or direction of the Company or any parent undertaking of the Company or a subsidiary undertaking of any parent undertaking of the Company.
25. Remuneration, Benefits etc.
A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:
(a)	the acceptance, entry into or existence of which has been approved by the Directors pursuant to article 23 (subject, in any such case, to any limits or conditions to which such approval was subject); or

(b)	which he is permitted to hold or enter into by virtue of paragraph (a), (b) or (c) of article 24, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act.
26. Notification of Interests
Any disclosure required by article 24 may be made at a meeting of the Directors, by notice in writing or by general notice or otherwise in accordance with section 177 of the Act.
27. Duty of confidentiality to another person
A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director of the Company and in respect of which he owes a duty of confidentiality to another person. However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article applies only (i) to the situations described in article 23.1; or (ii) if the existence of that relationship has been approved by the Directors pursuant to article 23.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he fails:
(a)	to disclose any such information to the Directors or to any Director or other officer or employee of the Company; and/or

(b)	to use or apply any such information in performing his duties as a Director of the Company.
28. Consequences of Authorisation
Where there is a situational conflict as described in article 23.1 or the existence of a Director’s relationship with another person has been approved by the Directors pursuant to article 23.2 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties owed to the Company by virtue of sections 171 to 177 of the Act because he:
(a)	absents himself from meetings of the Directors at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

29. Without prejudice to equitable principles or rule of law
The provisions of articles 27 and 28 are without prejudice to any equitable principle or rule of law which may excuse the Director from:
(a)	disclosing information, in circumstances where disclosure would otherwise be required under these articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in article 28, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.
PART 3
SHARES AND DISTRIBUTIONS
30. Share Capital
The share capital of the Company is divided into Ordinary Shares and B Ordinary Shares.
ISSUE OF SHARES
31. All Shares to be fully paid up
31.1 No Share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.
31.2 This does not apply to Shares taken on the formation of the Company by the subscribers to the Company’s memorandum.
32. Directors’ Allotment Powers
32.1 The Directors are hereby generally and unconditionally authorised to allot Shares or grant rights to subscribe for or to convert any security (pursuant to section 551 of the Act) into Shares up to an aggregate nominal amount of [£•1 ] for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) at the end of the Ordinary Shareholder First Call Option Period.
32.2 Before the expiry of the authority granted by article 32.1 the Company may make an offer or agreement which would or might require Shares to be allotted or rights to be granted to convert any security into Shares after that expiry and the Directors may allot Shares and grant such rights in pursuance of that offer or agreement as if that authority had not expired.
32.3 Subject to the provisions of these articles, the Act, to any resolution of the Company in general meeting passed pursuant to those provisions:

[1]	Equivalent to deferred consideration shares and 5% of initial share capital.

(a)	all Shares for the time being in the capital of the Company (whether forming part of the original or any increased share capital) shall be at the disposal of the Directors; and

(b)	the Directors may allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of Shares to such persons on such terms and conditions and at such times as they think fit.
33. Pre-emption rights
33.1 The pre-emption provisions in section 561 of the Companies Act 2006 and the provisions of sub-sections 562(1) to 562(5) inclusive of the Companies Act 2006 shall not apply to any allotment of the company’s equity securities.
33.2 Any Shares for the time being unissued shall be offered:
(a)	For the purposes of the transactions contemplated in the Offer document:
(i)	as Ordinary Shares to be subscribed for by BESI or a BESI group company for the purposes of:
(A)	generating the cash consideration provided for in the Offer Document; and

(B)	providing capital to a Company Subsidiary.
(ii)	as B Ordinary Shares to holders of EHL Shares in order to comply with the terms of the Offer Document; and
(b)	in respect of additional shares not falling within the category described in 33.2:
(i)	as to one-half of such additional shares, as Ordinary Shares to the Ordinary Shareholder; and

(ii)	as to one-half of such additional shares, as B Ordinary Shares to an Employee Scheme.
34. Powers to issue different classes of Share
34.1 Regulation 22(1) of the model articles is amended by adding:
(a)	before the word “shares” the words “further classes of”; and

(b)	after the words “ordinary resolution” the words “or, subject to and in default of such determination, as the Directors shall determine”.
34.2 The provisions of section 284 of the Act (votes: general rules) and section 310 of the Act (persons entitled to receive notice of meetings) do not apply where the right and restrictions attaching to a class of Shares make other provision for voting and entitlement to receive notice.

35. The Ordinary Shares and B Ordinary Shares
35.1 The Ordinary Shares and B Ordinary Shares shall be separate classes of Shares but shall rank pari passu in all respects save as expressly provided in these articles. The rights and restrictions attaching to the Ordinary Shares and B Ordinary Shares are as follows:
Dividends
(a)	subject to the terms of issue of any such Shares, the holders of Ordinary Shares and B Ordinary Shares shall be entitled to receive any dividends out of the profits of the Company available for distribution and resolved under the articles to be distributed in respect of each Financial Year pro rata to their holdings of Ordinary Shares and B Ordinary Shares as if they were all Shares of the same class;
Capital
(b)	on a distribution of assets of the Company among its members on a winding up or other return of capital (other than a redemption or purchase by the Company of its own Shares) the holders of Ordinary Shares and B Ordinary Shares shall be entitled to:
(i)	receive the amount paid up on their holdings of Ordinary Shares and B Ordinary Shares; and

(ii)	participate in any surplus so arising in proportion to the number of Ordinary Shares and B Ordinary Shares held by each of them as if they were all Shares of the same class; and
Voting
(c)	on a show of hands and on a poll every holder of a B Ordinary Share who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote for every B Ordinary Share of which he is the holder.

(d)	on a show of hands and on a poll the holder of the Ordinary Shares who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall either on a show of hands or on a poll have:
(i)	if the number of issued Ordinary Shares is lower than the number of issued B Ordinary Shares, the number of votes which is equal to one more vote than the aggregate number of votes cast by the holders of the B Ordinary Shares, provided that this sub-article shall cease to apply on 1 April 2012 (or if later 21 days after the publication of the Annual Accounts with respect to the second financial year of the Company immediately following the date of adoption of these articles) if by that date the Ordinary Shareholder has not exercised the Ordinary Shareholder Second Option so as to acquire 80% of the B Ordinary

Shares available to it by exercise of the Ordinary Shareholder Call Options; and

(ii)	if the number of issued Ordinary shares is higher than the number of issued B Ordinary Shares, or if sub-article 36.1(d)(i) has ceased to apply, one vote for every Ordinary Share of which he is the holder.
Issue of Ordinary Shares
(e)	Ordinary Shares shall only be issued to BESI or a BESI group company nominated by BESI.
36. Ordinary Shareholder Call Options
36.1 The Ordinary Shareholder (or its nominee) shall have the options to purchase B Ordinary Shares from B Ordinary Shareholders in accordance with the following:
(a)	the Ordinary Shareholder First Call Option may be exercised once by notice by the Ordinary Shareholder (or its nominee) to the B Ordinary Shareholders given at any time during the Ordinary Shareholder First Call Option Period;

(b)	the Ordinary Shareholder Second Call Option may be exercised once by notice by the Ordinary Shareholder (or its nominee) to the B Ordinary Shareholders given at any time during the Ordinary Shareholder Second Call Option Period;

(c)	the Ordinary Shareholder Third Call Option may be exercised by notice by the Ordinary Shareholder (or its nominee) to the B Ordinary Shareholders given at any time during the Ordinary Shareholder Third Call Option Period save that if by 1 April 2012 (or if later 21 days after the publication of the Annual Accounts with respect to the second financial year of the Company immediately following the date of adoption of these articles) the Ordinary Shareholder has not exercised the Ordinary Shareholder Second Option so as to acquire 80% of the B Ordinary Shares available to it by exercise of the Ordinary Shareholder Call Options, then the Ordinary Shareholder Third Call Option shall lapse.
36.2 If the Ordinary Shareholder has acquired 80% of the issued B Ordinary Shares available to it following the exercise of the Ordinary Shareholder First Call Option and/or the Ordinary Shareholder Second Call Option, the Ordinary Shareholder Third Call Option shall be exercised by notice by the Ordinary Shareholder (or its nominee) to the B Ordinary Shareholders given at any time during the Ordinary Shareholder Third Call Option Period.
36.3 Any notice given in respect of any Ordinary Shareholder Call Option pursuant to Articles 36.1 or 36.2 (Call Option Notice) shall state (i) a date not less than 20 Business Days following the date of the Call Option Notice when completion of the exercise of the relevant Ordinary Shareholder Call Option shall occur and (ii) the Ordinary Shareholder’s calculation of the price payable for each B Ordinary Share pursuant to these articles.

36.4 If the Ordinary Shareholder has not complied with its obligations under Article 37.2 by the end of the Ordinary Shareholder Third Call Option Period then it shall be deemed to have notice to the B Ordinary Shareholders of exercise of the Ordinary Shareholder Third Call Option on the last day of the Ordinary Shareholder Third Call Option Period, and the provisions of article 36.7 shall apply as if the non-issue of the Call Option Notice was a dispute as to the calculation of Adjusted Net Earnings.
36.5 Subject to article 36.6, the price payable for an Interest in each B Ordinary Share under the Ordinary Shareholder Call Options shall be calculated by multiplying the Applicable Net Earnings by the Relevant Multiple (each as defined below) (Company Valuation) and dividing by the actual number of Ordinary and B Ordinary Shares then in issue.

		Relevant
	Applicable Net Earnings	Multiple
The first forty per cent (40%) of a B Ordinary Shareholder’s Interest in B Ordinary Shares	If acquired pursuant to the Ordinary Shareholder First Call Option, Adjusted Net Earnings in the Financial Year ended 31 December 2010	15

	If acquired pursuant to the Ordinary Shareholder Second Call Option, Adjusted Net Earnings in the Financial Year ended 31 December 2011

The next forty per cent (40%) of a B Ordinary Shareholder’s Interest in B Ordinary Shares	Adjusted Net Earnings in the Financial Year ended 31 December 2011	12.5

The final twenty per cent (20%) of a B Ordinary Shareholder’s Interest in B Ordinary Shares	Adjusted Net Earnings in the Financial Year ended 31 December 2012	10
36.6 There shall be a cap and floor on the Company Valuation depending on which Ordinary Shareholder Call Option is exercised, as follows:

Company Valuation
Call Option	Floor/Cap (£million)	Floor Adjustment
Ordinary Shareholder First Call Option	100/150	Floor adjusted downwards £1 for £1 for net earnings/losses below £5m.

Cumulatively adjusted by a factor of 1.5x for losses in excess of £5m

Ordinary Shareholder Second Call Option	85/250	Floor adjusted downwards £1 for £1 for net earnings/losses

Company Valuation
Call Option	Floor/Cap (£million)	Floor Adjustment
below £5mn.

Cumulatively adjusted by a factor of 1.5x for losses in excess of £5m

Ordinary Shareholder Third Call Option	0/350	N/A
36.7 If, at any time prior to completion of the exercise of any Ordinary Shareholder Call Option, the Ordinary Shareholder on the one hand, or the B Ordinary Directors acting together on behalf of the B Ordinary Shareholders on the other hand, (as the case may be) (a Disputing Party) notifies the other (the Receiving Party) of a dispute as to the calculation of Adjusted Net Earnings (whether pursuant to this article 36 or any other article), the Ordinary Shareholder and the B Ordinary Directors shall, within the period expiring twenty (20) Business Days after receipt of the written notice by the Receiving Party (excluding the day of receipt), endeavour to resolve the matter and if the matter is not so resolved it shall be resolved by an internationally recognised firm of accountants (the Accounting Expert) and the following principles shall apply:
(a)	unless the parties agree otherwise in writing, the Accounting Expert shall be a firm of chartered accountants which is independent of both parties and has not acted in an accounting capacity for either party in any material capacity for at least two (2) years before the date of the relevant notice;

(b)	if the parties cannot agree on such appointment within ten (10) Business Days of either party giving notice in writing to the other that it requires an Accounting Expert to be appointed, such firm of chartered accountants as may be nominated by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales shall be appointed; and

(c)	if any disagreement or dispute is referred to the Accounting Expert:
(i)	the parties will each use their respective reasonable endeavours to co-operate with the Accounting Expert in resolving such disagreement or dispute, and for that purpose will provide to him such information and documentation as he may reasonably require;

(ii)	the Accounting Expert shall have the right to seek such professional assistance and advice as he may require (including actuarial advice and assistance);

(iii)	the fees of the Accounting Expert and other professional fees incurred by him shall be paid fifty (50) per cent. by the Ordinary Shareholder and fifty (50) per cent. by the B Ordinary Shareholders save where the Accounting Expert directs otherwise in writing;

(iv)	the Accounting Expert will be requested by both parties to make a decision within thirty (30) Business Days of the referral; and
36.8 the Accounting Expert shall act as expert and not as arbitrator and his decision shall be final and binding on the parties.
36.9 Completion of the sale and purchase of the Called Shares shall occur on the date specified in the Call Option Notice or, if there is a dispute pursuant to Article 36.7, five Business Days after such dispute is finally settled or determined as follows:
(a)	the Ordinary Shareholder (or its nominee) shall pay the purchase money for the aggregate amount of Called Shares to be purchased in accordance with the relevant Ordinary Shareholder Call Option into a separate bank account in the Company’s name (though only one such bank account need be established for the purposes of all of the Ordinary Shareholder Call Options);

(b)	each B Ordinary Shareholder shall deliver, or procure that there is delivered, to the Company a transfer or transfers in respect of the Called Shares duly completed in favour of the Ordinary Shareholder (or as the Ordinary Shareholder may direct) together with the share certificates (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost share certificate) relating to the Called Shares (and such other deeds and documents as may be necessary to transfer the unencumbered beneficial ownership of the Called Shares);

(c)	if such share certificate (or indemnity) delivered pursuant to article 36.9(a) shall comprise any B Ordinary Shares which the B Ordinary Shareholder has not become bound to transfer as aforesaid the Company shall issue to him a balance share certificate for such Shares

(d)	on receipt of the documents specified in article 36.9(a), settlement of cash due will be despatched by the Company by cheque (drawn on the account established pursuant to article 36.9(a)) by first class post to the relevant B Ordinary Shareholder or its appointed agent;

(e)	the Directors shall procure that the transfer or transfers are registered subject to their being duly stamped (the relevant stamp duty to be paid by the Ordinary Shareholder);
36.10 If a B Ordinary Shareholder has not complied with his obligations specified in article 36.9(a) within 30 days of exercise by the Ordinary Shareholder (or its nominee) of the relevant Ordinary Shareholder Call Option:
(a)	the Company secretary for the time being of the Company or any person appointed by the Directors for the purpose shall be deemed to be the duly appointed agent of the B Ordinary Shareholder with full power to execute, complete and deliver in the name and on behalf of the B Ordinary Shareholder all documents necessary to give effect to the transfer of the Called Shares to the Ordinary Shareholder;

(b)	the appointment referred to in article 36.10(a) shall be irrevocable and is given by way of security for the performance of the obligations of the B Ordinary Shareholder under these articles;

(c)	the Board of Directors may receive and give a good discharge for the purchase money on behalf of the B Ordinary Shareholder and (subject to the transfer being duly stamped) enter the name of the Ordinary Shareholder in the register of members or other appropriate register as the holder by transfer of the Called Shares;

(d)	if and when the B Ordinary Shareholder shall deliver up his share certificate or certificates for the Called Shares to the Company (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost share certificate) he shall thereupon be paid the purchase money, without interest and less any sums owed to the Company by the B Ordinary Shareholder pursuant to these articles or otherwise;

(e)	if such share certificate (or indemnity) shall comprise any B Ordinary Shares which the B Ordinary Shareholder has not become bound to transfer as aforesaid the Company shall issue to him a balance share certificate for such Shares; and

(f)	the Company shall ratify and confirm whatever the person appointed pursuant to article 36.10(a) shall do or purport to do by virtue of article 36.10(a) and the Company shall indemnify such person against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise or the purported exercise in good faith of any of the powers conferred by this article 36.10(a) and notwithstanding that they may have arisen as a result of a lack of care on the part of such person.
36.11 B Ordinary Shares transferred to the Ordinary Shareholder (or its nominee) following exercise of the Ordinary Shareholder Call Options shall be converted into Ordinary Shares as soon as reasonably practicable following such transfer, and the conversion shall be effected in such manner, authorised by law, as the Directors may determine.
37. Ordinary Shareholder Buy-out
37.1 If by 1 April 2012 the Ordinary Shareholder has not acquired 80% of the B Ordinary Shares available to it by exercise of the Ordinary Shareholder Call Options, any two B Ordinary Directors (or if only one B Ordinary Director is then appointed, that B Ordinary Director) shall be entitled at any time on or before 31 December 2012 to serve a written notice (Buyout Notice) on the Company requiring it to offer all (but not some) of the Ordinary Shares then in issue to either (i) the B Ordinary Shareholders (or their nominee) for purchase, in accordance with the steps set out in this article 37 or (ii) such person or persons acting together as those B Ordinary Directors shall specify in such notice (together the Third Party Buyer). The Buyout Notice shall specify the proposed Price for the Ordinary Shares

The total price payable for the Ordinary Shares (the Price) in relation to any transaction resulting from a Buyout Notice shall be a minimum of the higher of EITHER:
(a)	the amount subscribed at the relevant time by the Ordinary Shareholder for Ordinary Shares;
(i)	amounts paid at the relevant time by the Ordinary Shareholder for B Ordinary Shares on the exercise of any Ordinary Shareholder Call Options (or for B Ordinary Shares as otherwise acquired by the Ordinary Shareholder);

(ii)	the funding cost for (a) and (i), being 200 basis points over mid-swaps in pounds sterling over the period of the relevant subscription or acquisition; OR
(b)
(i)	The Company Valuation (where the Applicable Net Earnings shall be Adjusted Net Earnings in the Financial Year ended 31 December 2011 and the Relevant Multiple shall be “ten”) multiplied by;

(ii)	The Ordinary Share Percentage
In each case less the amounts corresponding to dividends (or other cash amounts) paid by the Company to the Ordinary Shareholder, but may be any higher price set by the Directors subject to B Ordinary Director Consent and specified in the Buyout Notice.
If for the purposes of article 38.1(b)(i), the Ordinary Shareholder or the B Ordinary Directors wish to dispute the amount of the Adjusted Net Earnings, such dispute shall be resolved in accordance with articles 37.4 and 37.5.
The Price per Ordinary Share shall be the Price divided by the number of Ordinary Shares transferred pursuant to this article 37.
37.2 As soon as practicable (and not longer than five (5) Business Days after determination of the Price), the Company shall give notice (the Offer Notice) in writing to the Third Party Buyer or to each of the B Ordinary Shareholders of their (or their nominees’) right to purchase the Ordinary Shares at the Price per Ordinary Share and, in the case of an Offer Notice given to the B Ordinary Shareholders, in proportion to the numbers of B Ordinary Shares held by them as at the close of business on the date prior to the date of the Offer Notice. The Offer Notice shall:
(a)	in the case of an Offer Notice given to a Third Party Buyer, specify the total number of Ordinary Shares that are offered and the Price per Ordinary Share;

(b)	in the case of an Offer Notice given to the B Ordinary Shareholders, specify the total number of Ordinary Shares that are offered to the relevant B Ordinary Shareholder (or their nominee) and the Price per Ordinary Share;

(c)	be expressed to be open for acceptance for fifteen (15) Business Days from the date of service;

(d)	be irrevocable;

(e)	shall include a term, which shall be enforceable by the Ordinary Shareholder, that the Third Party Buyer or the B Ordinary Shareholder (or its nominee) will pay the True-Up Amount, if subsequently applicable; and

(f)	shall specify that it shall be governed by the laws of England and Wales and that completion of the sale of the Ordinary Shares shall be effected at the Company’s registered office by delivery of the duly executed transfers (the relevant stamp duty to be paid by the Third Party Buyer, the B Ordinary Shareholder, or their nominees) in respect of the Ordinary Shares accompanied by share certificates in respect thereof, against a bankers’ draft in respect of the purchase price therefor.
Buy Notice
37.3 The Third Party Buyer or each of the B Ordinary Shareholders (or their nominees) may at any time before the expiry of the period specified in article 37.2(b) serve written notice (the Buy Notice) upon the Company of its desire to purchase all or any of the Ordinary Shares offered to it on the terms set out in the Offer Notice. If the Third Party Buyer or any B Ordinary Shareholder fails to serve a Buy Notice within the terms of this article 37.3 it shall be deemed to have declined the offer constituted by the Offer Notice. The Third Party Buyer or the B Ordinary Shareholders (or their nominees) who serve a Buy Notice shall confirm in the Buy Notice that if all the Ordinary Shares are transferred pursuant to this article 37 that they will pay any True-Up Amount subsequently due and, in the case of the B ordinary Shareholders (or their nominees) either:
(a)	that they would accept, on the same terms, Ordinary Shares (specifying a maximum number) that have not been accepted by other B Ordinary Shareholders (Excess Offered Shares); or

(b)	that they would not accept any Excess Offered Shares; and

(c)	if a B Ordinary Shareholder (or its nominee) who serves a Buy Notice fails to make a confirmation in the terms of (a) or (b) he shall be deemed to have made a confirmation in the terms of (b). A Buy Notice shall be irrevocable without the written consent of the Company.
Excess applications
37.4 Any Excess Offered Shares shall be allocated to each B Ordinary Shareholder (or its nominees) who has made a confirmation in the terms of article 37.3(a) in proportion to the number of B Ordinary Shares held by such B Ordinary Shareholder as at the close of business on the date prior to the date of the Offer Notice as a proportion of the total number of B Ordinary Shares held by the B Ordinary Shareholders who have made a confirmation in the terms of article 37.3(a), providing that any apportionment shall be made so as not to result in any B Ordinary Shareholder (or its nominee) being allocated more Excess Offered Shares than the maximum number of Excess Offered Shares such B Ordinary Shareholder (or its nominee) has indicated he is willing to accept. Excess Offered Shares shall continue to be allocated on this basis until either all the Ordinary Shares are allocated or all requests for Excess Offered Shares have been satisfied.
Obligation to sell/purchase
37.5 Upon expiry of the acceptance period pursuant to article 37.2(b):
(a)	if Buy Notices are served in respect of all of the Ordinary Shares, the Third Party Buyer or the relevant B Ordinary Shareholders (or their nominees) shall be bound to purchase, and subject to article 37.7 the Ordinary Shareholder shall be bound to sell, the respective numbers of Ordinary Shares specified in such Buy Notices (as scaled back in accordance with article 37.4, if applicable) upon the Offered Terms;

(b)	if Buy Notices are served in respect of less than all of the number of Ordinary Shares offered for sale, the Ordinary Shareholder shall retain the Ordinary Shares.
Final Notice
37.6 The Company shall within five (5) Business Days of the expiry of the acceptance period pursuant to article 37.2(b) serve notice on the Third Party Buyer or on each of the B Ordinary Shareholders (or their nominees) and the Ordinary Shareholder setting out which of the options in article 37.5 applies, how many Ordinary Shares the Third Party Buyer or the relevant B Ordinary Shareholder (or its nominee) is required to acquire and on what terms (including the total purchase money payable by the Third Party Buyer or each B Ordinary Shareholder or its nominee) (the Final Notice).
Obligation to complete
37.7 The Third Party Buyer or the B Ordinary Shareholders (or their nominees) who gave a Buy Notice shall be bound to buy the Ordinary Shares that they are required to purchase pursuant to article 37.5 and to pay the purchase money specified in the Final Notice to the Company within fifteen (15) Business Days of the Final Notice and the Ordinary Shareholder shall only be obliged to complete against receipt by the Company of the purchase money specified in the Final Notice.
37.8 Completion of the sale and purchase of the Ordinary Shares shall occur as follows:
(a)	the Third Party Buyer or each B Ordinary Shareholder (or his nominee) shall pay the purchase money for the aggregate amount of Ordinary Shares to be purchased by him in accordance with the relevant Final Notice into a separate bank account in the Company’s name (though only one such bank account need be established for the purposes of receipt of consideration from all B Ordinary Shareholders (or their nominees));

(b)	on notification from the Company to the Ordinary Shareholder that all due purchase monies have been received in respect of all of the issued Ordinary Shares, the Ordinary Shareholder shall deliver, or procure that there is delivered, to the Company a transfer or transfers in respect of the Ordinary Shares duly completed in favour of the Third Party Buyer or the relevant B Ordinary Shareholder (or their nominees) together with the share certificates (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost share certificate) relating to the Ordinary Shares (and such other deeds and documents as may be necessary to transfer the unencumbered beneficial ownership of the Ordinary Shares);
(c)	on receipt of the documents specified in article 37.8(b), settlement of cash due will be despatched by the Company (at the election of the Ordinary Shareholder) either by electronic transfer or by cheque (drawn on the account established pursuant to article 37.8(a)) by first class post to the Ordinary Shareholder or its appointed agent;

(d)	the Directors shall procure that the transfer or transfers are registered subject to their being duly stamped (the relevant stamp duty to be paid by the Third Party Buyer or the B Ordinary Shareholders or their nominees);
Fractional allocations
37.9 The Directors may in their absolute discretion round up or down any fractional allocations under articles 37.4 to 37.7 (inclusive) providing that the number of Ordinary Shares allocated does not exceed the total number of Ordinary Shares and provided that such rounding does not result in a B Ordinary Shareholder (or its nominee) being allotted more Shares than he has indicated he is willing to accept.
37.10 If at any time during the Relevant Period any Shareholder transfers or enters into an agreement to transfer (whether or not subject to conditions) any Ordinary Shares to another party as a consequence of which a Sale occurs or would occur on completion of the relevant agreement, at a price per Share (Price per Share) which is higher than the Price per Ordinary Share, then the Shareholder shall, within one month of receipt of the consideration for the Shares, pay to the Ordinary Shareholder an amount in cash equal to the difference between the Price per Share and the Price per Ordinary Share, multiplied by the number of Ordinary Shares transferred pursuant to article 37, divided by that Shareholder’s proportionate holding of the Shares as at the close of business on the date prior to the relevant Share transfer (the True-Up Amount), which True-Up Amount shall be additional consideration paid for the Ordinary Shares.
Regulatory approvals
37.11 Subject to a maximum extension of six months (after which time the provisions of articles 37.1 to 37.10 shall be deemed to have lapsed and the Ordinary Shareholder shall retain the Ordinary Shares), if a transfer of Shares is proposed to be made pursuant to these articles (or any revised or replacement articles) but its completion without regulatory approval would breach any relevant law or regulation, any time period stated in the procedure to be followed under these articles or an Offer Notice or a Buy Notice to effect such transfer shall be deemed to be extended until such time as such regulatory approval has been obtained.

38. General Provisions relating to Class Rights
38.1 Subject to the provisions of the Act, if at any time the capital of the Company is divided into different classes of Shares, all or any of the rights for the time being attached to any class of Shares in issue may (unless otherwise provided by the terms of allotment of the Shares of that class) from time to time (whether or not the Company is being wound up) be varied or abrogated either:
(a)	with the consent in writing of the holders of three-fourths in nominal value of the issued Shares of that class, which consent shall be in hard copy form or electronic form sent to such address (if any) for the time being notified by or on behalf of the Company for that purpose or a combination of both; or

(b)	with the sanction of a special resolution passed at a separate general meeting of the holders of that class of Shares, but no such variation to the rights attached to any class of Shares may be made without Ordinary Shareholder Consent and B Ordinary Shareholder Consent.
When rights deemed to be varied
38.2 For the purposes of article 36, if at any time the capital of the Company is divided into different classes of Shares, unless otherwise expressly provided by the terms of their issue, the rights attached to any class of Shares shall not be deemed to be varied by:
(a)	the creation or issue of further Shares ranking equally with, or subsequent to, that class of Shares; or

(b)	the purchase or redemption by the Company of its own Shares.
39. Payment of commissions on subscription for Shares
39.1 The Company may pay any person a commission in consideration for that person:
(a)	subscribing, or agreeing to subscribe, for Shares, or

(b)	procuring, or agreeing to procure, subscriptions for Shares.
39.2 Any such commission may be paid:
(a)	in cash, or in fully paid Shares or other securities, or partly in one way and partly in the other, and

(b)	in respect of a conditional or an absolute subscription.

40. Payment of taxes and social security contributions
40.1 Subject to Article 40.2, each B Ordinary Shareholder shall pay to the Company on demand an amount equal to all taxes and social security contributions (including United Kingdom income tax and national insurance contributions) for which the Company or that B Ordinary Shareholder’s employing company (as the case may be) is required to account to the extent such liabilities are properly imposed by any competent tax authority:
(a)	in connection with the subscription for or acquisition or disposal of any Shares by that B Ordinary Shareholder or any other taxable event relating to such Shares;

(b)	as a result of the Company or that B Ordinary Shareholder’s employing company (as the case may be) being required to account for, or actually accounting for, any tax or social security contribution falling within the scope of this Article 40.1; or

(c)	as a result of any payment made pursuant to this Article 40.1.
40.2 The obligations in Article 40.1 shall not extend to any employer’s secondary Class 1 national insurance contributions or such equivalent employers’ tax liability outside the United Kingdom in respect of which it is unlawful to seek an indemnity.
ALTERATION OF SHARE CAPITAL
41. New shares subject to these articles
All Shares created by increase of the Company’s share capital, by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up Shares shall be:
(a)	subject to all the provisions of these articles, including without limitation provisions relating to transfer and transmission; and

(b)	unclassified, unless otherwise provided by these articles, by the resolution creating the Shares or by the terms of allotment of the Shares.
42. Procedure for disposing of fractions of shares
42.1 This article applies where:
(a)	there has been a consolidation or division of Shares, and

(b)	as a result, members are entitled to fractions of Shares.
42.2 The Directors may:
(a)	sell the Shares representing the fractions to the Ordinary Shareholder or the Company for the best price reasonably obtainable;

(b)	authorise any person to execute an instrument of transfer of the Shares to the purchaser or a person nominated by the purchaser; and

(c)	distribute the net proceeds of sale in due proportion among the holders of the Shares.
42.3 Where any holder’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the Directors, that member’s portion may be distributed to an organisation which is a charity for the purposes of the law of England and Wales, Scotland or Northern Ireland.
42.4 The person to whom the Shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.
42.5 The transferee’s title to the Shares is not affected by any irregularity in or invalidity of the process leading to their sale.
SHARE CERTIFICATES
43. Share Certificates
Regulation 24(4) of the model articles is amended by deleting the word “may” after the words “one certificate” and adding in its place the word “need”.
TRANSFER AND TRANSMISSION OF SHARES
44. Rights and Security Interests over Shares
Ordinary Shareholder Consent required
Save with prior Ordinary Shareholder Consent no Shareholder shall:
(a)	grant, declare, create or dispose of any Interest in any Shares or deal in any other manner with the legal title to or the beneficial ownership of, any Shares (other than by way of a transfer in accordance with these articles); or

(b)	create or permit to exist any Security Interest over any Shares or any Interest in any Share.
45. Transfer of Shares
Lock-Up
45.1 No Shareholder shall transfer any Shares or any interest in any Share save:
(a)	to a Permitted Transferee; or

(b)	in accordance with articles 36, 37, or 46.2 to 46.7 (inclusive) (Forced Transfer); or

(c)	in accordance with articles 47.1 to 47.6 (Compulsory Transfers).
Refusal to register
45.2 The Directors shall not register any transfer not made in accordance with the provisions of these articles and may refuse to register any transfer of Shares which are not fully paid or on which the Company has a lien. Any transfer made in breach of these articles shall be void.
Meaning of transfer
45.3 For the purposes of these articles the following shall be deemed (but without limitation) to be a transfer by a holder of Shares or an Interest in Shares:
(a)	any direction (by way of renunciation or otherwise) by a holder entitled to an allotment or transfer of Shares that a Share be allotted or issued or transferred to some person other than himself; and

(b)	any sale or any other disposition (including by way of mortgage, charge or other Security Interest) of any Interest in a Share (including any voting right attached to it), (i) whether or not by the relevant holder, (ii) whether or not for consideration, and (iii) whether or not effected by an instrument in writing.
Request for information on holder or transferee
45.4 To enable the Board of Directors to determine whether or not there has been any transfer of Shares or an Interest in Shares in breach of these articles the Board of Directors may require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration, or such other person as the Board of Directors may reasonably believe to have information relevant to such purpose, to furnish to the Company such information and evidence as the Board of Directors may think fit regarding any matter which they deem relevant to such purpose.
Consequences of failure to answer request or remedy breach
45.5 Failing such information or evidence being furnished to enable the Board of Directors to determine to its reasonable satisfaction that no such breach has occurred, or if as a result of such information and evidence the Board of Directors is reasonably satisfied that such breach has occurred, the Board of Directors may notify the holder of such Shares or Interest in Shares in writing of that fact and, if the holder fails to provide such information or evidence or remedy such breach within twenty (20) Business Days of receipt of such written notice, then:
the relevant Shares shall cease to confer upon the holder thereof (or any proxy thereof) any rights:
(a)	to vote (whether on a show of hands or on a poll and whether exercisable at a general meeting of the Company or at any separate meeting of the class in question); or

(b)	to receive dividends or other distributions (other than the amount paid-up (including any premium) on the relevant Shares upon a return of capital); or

(c)	otherwise attaching to such Shares; or

(d)	to any further Shares issued in right of such Shares or in pursuance of an offer made to the relevant holder.
The rights referred to above shall be reinstated by the Board of Directors once the failure to provide information satisfactory to the Board, or to remedy the breach, is remedied and may be reinstated by the Board of Directors at any time with Ordinary Shareholder Consent.
Deemed transfer if failure to transfer
45.6 An obligation to transfer a Share under these articles shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such Share free from any lien, charge or other encumbrance.
Meaning of obligation to transfer
46. Permitted Transfers
46.1 Subject to articles 45.2 and 46.2 to 46.7 (inclusive), and Regulation 26(1) to 26(4) of the model articles, a Shareholder may at any time transfer any of the Shares held by it in the following ways:
(a)	an individual may transfer any of his Shares to a member of his Family or the trustees of his Family Trust;

(b)	the trustees of a Family Trust may, on any change of trustees, transfer any Share held by them in that capacity to the new trustees of that Family Trust;

(c)	the trustees of a Family Trust may transfer any of the Shares held by them in that capacity to a person who has an immediate beneficial interest under the Family Trust or to the settlor;

(d)	Shares may be transferred by a nominee to the beneficial owner of such Shares or to another nominee of the same beneficial owner;

(e)	Shares may be transferred by a corporation to any undertaking within the group of that corporation;

(f)	Shares held by or on behalf of a fund managed professionally for investment purposes or any person managing, or advising in respect of the investments of, such a fund may be transferred to;
(i)	any persons managing, or advising in respect of, the investment of such funds or within the same wholly-owned group as any person managing, or advising in respect of, the investment of such funds or to a nominee or trustee for such persons; or

(ii)	a nominee or trustee for such fund (or such fund itself where the transferor is its manager or investment adviser) and any Shares held by a nominee or trustee for a fund may be transferred to that fund or to another nominee or trustee for such fund but such transfer by such nominee or trustee shall be subject to the same restrictions as applied when the Shares were transferred to such nominee or trustee; or

(iii)	another fund which is controlled, managed or advised by the same manager or adviser or by another member of the same wholly-owned group as such manager or adviser or to a nominee or trustee for such a fund; or

(iv)	any partner of, or investor, shareholder or unitholder, in such fund; and
(g)	any member to whom Shares have been transferred by any person pursuant to this article 46.1 may transfer all or any Shares back to the original transferor or to any other person to whom the original transferor, if it still held such Shares, would have been able to transfer them under this article 46.1.
Transfer upon Cessation of Family Trust
46.2 If any Family Trust whose trustees hold Shares in the Company ceases to be a Family Trust, the trustees shall without delay notify the Company that such event has occurred and shall transfer such Shares back to the individual who originally set up the Family Trust or to such other person if any (designated by that individual) to whom such individual, if it still held such Shares, would have been able to transfer them under article 46.1. If the trustees fail to transfer the Shares pursuant to this article 46.2, within ten (10) Business Days of such event, the provisions of article 46.6 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this article) shall apply mutatis mutandis.
Change of Relationship with Transferor
46.3 In the event that any person to whom Shares are transferred pursuant to article 46.1 ceases to be within the required relationship to the original holder of such Shares, the holder of such Shares shall without delay notify the Company that such change of relationship has occurred and transfer such Shares back to the member who originally held them or to such other person if any (designated by such original member) to whom such original member, if it still held such Shares, would have been able to transfer them under article 46.1. If the holder of such Shares fails to transfer the Shares pursuant to this article 46.3 within ten (10) Business Days of such change of relationship, the provisions of article 46.6 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this article) shall apply mutatis mutandis.
Transfer upon liquidation or winding up of Permitted Transferee
46.4 In the event that an Insolvency Event occurs in relation to any Shareholder which is an undertaking holding Shares transferred to it pursuant to article 46.1(e), that Shareholder shall without delay notify the Company of such event and transfer such Shares back to the member who originally held such Shares or to such other person if any (designated by such member) to whom such original member, if it still held such Shares, could transfer such Shares pursuant to article 46.1. If the holder of such Shares fails to transfer the Shares pursuant to this article 46.4 within ten (10) Business Days of such event, the provisions of article 46.6 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this article) shall apply mutatis mutandis.
46.5 The price at which Shares referred to in articles 46.2 to 46.4 (inclusive) shall be transferred pursuant to article 46.6 shall be the Fair Price as at the Business Day immediately following the end of the ten (10) Business Day period referred to in articles 46.2 to 46.4 (inclusive).
46.6 If a holder defaults in transferring Shares to be transferred pursuant to article 46.2, 46.3, or 46.4 (the Relevant Shares):

(a)	the Company secretary for the time being of the Company or any person appointed by the Directors for the purpose shall be deemed to be the duly appointed agent of the holder with full power to execute, complete and deliver in the name and on behalf of the holder all documents necessary to give effect to the transfer of the Relevant Shares to the relevant transferee;

(b)	the appointment referred to in article 46.6(a) shall be irrevocable and is given by way of security for the performance of the obligations of the holder of the Relevant Shares under these articles;

(c)	the Board of Directors may receive and give a good discharge for the purchase money on behalf of the holder and (subject to the transfer being duly stamped) enter the name of the transferee in the register of members or other appropriate register as the holder by transfer of the Relevant Shares;

(d)	the Board of Directors shall forthwith pay the purchase money into a separate bank account in the Company’s name and if and when the holder shall deliver up his share certificate or certificates for the Relevant Shares to the Company (or an indemnity in a form reasonably satisfactory to the Board of Directors in respect of any lost share certificate) he shall thereupon be paid the purchase money, without interest and less any sums owed to the Company by the holder pursuant to these articles or otherwise;

(e)	if such share certificate (or indemnity) shall comprise any Shares which the holder has not become bound to transfer as aforesaid the Company shall issue to him a balance share certificate for such Shares; and

(f)	the Company shall ratify and confirm whatever the person appointed pursuant to article 46.6(a) shall do or purport to do by virtue of article 46.6 and the Company shall indemnify such person against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise or the purported exercise in good faith of any of the powers conferred by this article 46.6 and notwithstanding that they may have arisen as a result of a lack of care on the part of such person.
Transfer upon Insolvency Event
46.7 Subject to article 46.4, if an Insolvency Event occurs in relation to any Shareholder (an Affected Shareholder), the Affected Shareholder shall without delay notify the Board of Directors of such Insolvency Event. Within 10 days of the date on which such notice is received by the Board of Directors (or the date on which the Board of Directors becomes aware of the Insolvency Event if the Affected Shareholder fails to give such notice) the Board of Directors may in its absolute discretion but acting with BESI Director Consent (which consent may be given subject to conditions or restrictions) require the Affected Shareholder to transfer some or all of his Shares to the Ordinary Shareholder or the Company. The price at which such Shares shall be transferred shall be the Fair Price as at the Business Day immediately following the occurrence of the relevant Insolvency Event. If the Affected Shareholder defaults in transferring Shares to be transferred pursuant to this article 46.7, the provisions of article 46.6 (references therein to the holder, Relevant Shares, transferee and documents being construed in accordance with the provisions of this article 46.7) shall apply mutatis mutandis.

47. Compulsory Transfers
Compulsory Transfer Notice after Cessation Date
47.1 When any member of a Departing Employee Group holds Shares in the capital of the Company, the Board of Directors shall be entitled, at any time and from time to time within twelve months following the Cessation Date, to serve a written notice (the Compulsory Transfer Notice) on the Departing Employee.
47.2 The Compulsory Transfer Notice may require each (or any) member of the Departing Employee Group (the Compulsory Sellers), to transfer such number and class of Shares held by them to the Ordinary Shareholder or the Company (the Offeree(s)) in each case as are specified in the Compulsory Transfer Notice and at such prices as are agreed or certified in accordance with article 47.3. The Compulsory Transfer Notice may reserve the Board of Directors acting with BESI Director Consent the right to finalise the identity of the Offeree(s) and the number and class of Shares to be transferred once the price for the relevant Shares has been agreed or certified in accordance with article 47.3.
Price
47.3 The price at which Shares may be required to be transferred pursuant to article 47.2 shall be the price agreed between the Compulsory Sellers and the Board of Directors acting with BESI Director Consent (or, if they do not agree a price within 14 days of the Compulsory Transfer Notice, the price certified by the Independent Accountants acting as experts and not as arbitrators in accordance with article 47.4) and shall be no lower than as provided in this article 47.3:
(a)	the price at which the Shares shall be transferred shall be determined by reference to the reason why the Departing Employee becomes a Departing Employee:
(i)	where the service contract of the Departing Employee with any member after the Company’s Group (or other arrangement pursuant to which his services are provided to any member of the Company’s Group) is terminated for a reason constituting a Good Leaver Reason, the price shall be the Fair Price determined:
(A)	prior to 1 April 2013, at the time of exercise of the next Ordinary Shareholder Call Option; and

(B)	from 1 April 2013, as at the Cessation Date; and
(ii)	where the service contract of the Departing Employee with any member of the Company’s Group (or other arrangement pursuant to which his services are provided to any member of the Company’s Group) is terminated for a reason constituting a Bad Leaver Reason, the price shall be the lower of:
(A)	the Fair Price determined:
(I)	prior to 1 April 2013, at the time of exercise of the next Ordinary Shareholder Call Option; and

(II)	from 1 April 2013, as at the Cessation Date; and
(B)	either (i) the amount paid (by way of purchase or Subscription Price) for such Shares by the first member (in point of time) of the Departing Employee Group who held such Shares or (ii) where the Shares were issued to the first member (in point of time) of the Departing Employee Group as consideration for ordinary shares of £0.10 each in Execution Holdings Limited (EHL Shares) pursuant to the offer document issued by the Company on 24 February 2010 (Offer Document), an amount equal to the Acquisition Price (as such term is defined in the articles of association of Execution Holdings Limited in place immediately prior to the date of adoption of these articles) of those EHL Shares;
(b)	For the purposes of this article 47.3:
(i)	Good Leaver Reason shall mean any of the following reasons:
(A)	the death of the Departing Employee;

(B)	the ill health or permanent disability of the Departing Employee rendering him incapable of continued full time employment in his current position (or a comparable position at the location he is employed or otherwise provides his services at the Cessation Date) with any member of the Company’s Group;

(C)	because the Departing Employee is employed by a member of the Company’s Group which or whose business is sold or otherwise disposed of and the Departing Employee has not been offered materially equivalent employment with another member of the Company’s Group;

(D)	retirement of the Departing Employee at normal retirement age; or

(E)	the Departing Employee being made redundant by any member of the Company’s Group as such term is defined in the law of the jurisdiction whose law governs his service contract.
(ii)	Bad Leaver Reason shall mean any of the following reasons:
(A)	the Departing Employee is dismissed for conduct justifying summary dismissal;

(B)	the Departing Employee voluntarily resigns from employment with any member of the Company’s Group; or

(C)	any reason or circumstance other than a Good Leaver Reason.

(c)	Notwithstanding the provisions of this article 47.3, the Board of Directors may in its absolute discretion decide that a Departing Employee who would otherwise fall within the category of a Departing Employee for a Bad Leaver Reason be designated and treated for all purposes connected with these articles as if the Departing Employee were a Departing Employee for a Good Leaver Reason, and the recommendation of any two B Ordinary Directors or, if only one B Ordinary Director is then appointed, that B Ordinary Director that any such Departing Employee be designated and treated as if they were a Departing Employee for a Good Leaver Reason shall be implemented by the Board of Directors unless, acting reasonably, it considers otherwise.
Costs of accountants
47.4 If the Fair Price is to be determined on or after 1 April 2013, the Independent Accountants shall be instructed by the Company to make their determination of the Fair Price as soon as practicable and in any event within 60 days of the date of their being instructed. The Company will provide the Independent Accountants with the information they require in order to make their determination and the Departing Employee and the Company shall each inform the Independent Accountants of their proposed price of the Shares. In determining the Fair Price, any costs and expenses of the Independent Accountants, shall be borne by the Company and/or the Departing Employee in such proportions as the Independent Accountants shall determine.
47.5 (a) Within 10 Business Days of the price being agreed or certified pursuant to article 47.3 and 47.5:
(i)	the Board of Directors shall confirm and/or notify (as the case may be, in accordance with article 47.2) the Compulsory Sellers of the names and addresses of the relevant transferee(s) if any;

(ii)	the Board of Directors shall notify each Offeree of the number of Share(s) on offer to him; and

(iii)	each of the notices referred to in paragraphs (i) and (ii) above shall specify the price per Share and state a date which is no less than 20 Business Days later, on which the sale and purchase of the Shares is to be completed (in this article 47.5 only, the completion date).
(b)	A Compulsory Seller must transfer his or its Shares pursuant to the Compulsory Transfer Notice to the relevant Offeree(s) free from all liens, charges and encumbrances together will all rights attaching to such Shares.

(c)	By the completion date the Compulsory Sellers shall deliver to the Company all relevant documents and a power of attorney to execute the transfer of the relevant Shares. On the completion date the Offerees shall put the Company in funds and the Company shall pay the Compulsory Sellers, on behalf of each of the Offerees, the agreed or certified price for the relevant Shares less, if such are to be borne by the Compulsory Sellers, any costs plus VAT of the Independent Accountants (which the Company shall pay to the Independent Accountants). The Company’s receipt for the price shall be a good discharge to the Offerees. The Company shall hold the price for the Compulsory Sellers and pay it at the direction of the Compulsory Sellers without any obligation to pay interest.
(d)	To the extent the Offerees have not, by the completion date, put the Company in funds to pay the agreed or certified price (and for the avoidance of doubt, the Offerees shall have no obligation to do so), the Compulsory Sellers shall be entitled to the return of all relevant documents and the power of attorney to execute the transfer of the relevant Shares and the Compulsory Sellers shall have no further rights or obligations under articles 47.1 to 47.6 in respect of those Shares.

(e)	If a Compulsory Seller fails to deliver all relevant documents and a power of attorney to execute the transfer of the relevant Shares by the completion date, the Company shall be irrevocably empowered, always after the consent of the Board of Directors acting with BESI Director Consent, to transfer the relevant Shares on the Compulsory Sellers’ behalf to each Offeree to the extent the Offeree has, by the completion date, put the Company in funds to pay the agreed or certified price for the relevant Shares offered to him. The Board of Directors shall then authorise registration of the transfer. Upon execution of the transfer of the relevant Shares, the Compulsory Seller shall be entitled to the agreed or certified price for the relevant Shares.

(f)	References in articles 47.1 to 47.6 to Shares held by any person include Shares issued to that person on the exercise of any option, warrant or other contractual right to subscribe for shares after service of a Compulsory Transfer Notice.
No voting rights
47.6 Any Shares held by a member of a Departing Employee Group shall, irrespective of whether the Board of Directors has served a notice requiring such member to transfer their Shares in accordance with article 47.1, from the Cessation Date cease to confer upon that member the right to attend or vote at any general meeting provided that this restriction shall cease in the event that the Shares are no longer held by such member (or any other member of the Departing Employee Group, or, if earlier, upon a Sale or Listing.)
48. Share-for-Share Exchange
Deemed transfer for Dissenting Holders
48.1 Notwithstanding any other provision in these articles, in the event of any proposed transfer of Shares to any company (Newco), pursuant to an offer or other arrangement made or to be made by or with Newco to acquire Shares in the Company in exchange for shares in the capital of Newco, on completion of which Newco would become the Holding company of the Company (a Share-for-Share Exchange) provided that the conditions set out in article 48.2 are satisfied, upon Newco receiving acceptances of its offer by the holders of not less than 50% of the Ordinary Shares and B Ordinary Shares, each Shareholder which then has not accepted the offer (a Dissenting Holder) shall be deemed to have authorised the Company as his attorney to execute a transfer of that Dissenting Holder’s Shares to Newco and to accept the allotment of shares in Newco and on completion of the transfer (duly stamped, if appropriate):

(a)	Newco shall register such Dissenting Holder as the holder of the relevant shares in the capital of Newco;

(b)	Newco and/or its nominee shall be entered in the relevant register of the Company as the sole holder of the Shares; and

(c)	the share certificates in the name of the Dissenting Holder in respect of the Shares shall be deemed to be cancelled and a new share certificate shall be issued in the name of Newco and/or its nominee.
Share-for-Share Exchange conditions
48.2 The conditions referred to in article 48.1 are that:
(a)	Newco shall be a limited company incorporated in England and Wales;

(b)	Newco’s articles of association shall be in the form of these articles, immediately prior to the completion of the Share-for-Share Exchange, subject to any differences (i) to reflect Newco’s name or (ii) that do not materially adversely affect the rights of any Shareholder; and

(c)	Newco shall be required to offer to exchange all (i) Shares of each class and (ii) existing rights to or options over new Shares, for (i) shares in the capital of Newco and (ii) equivalent rights over shares in the capital of Newco of the same class having the same rights credited as fully paid on such terms as to result upon full implementation of the offer in all of the holders of each class of Shares and rights to new Shares holding shares of or rights over the same class in the capital of Newco in the same proportions relative to each other and to the entire fully diluted issued share capital of Newco as they held Shares or rights to Shares immediately prior to completion of the Share-for-Share Exchange.
48.3 Any opinion obtained by the Company from a Queen’s Counsel which refers to this article and expresses the opinion that any differences between Newco’s articles of association entered into under article 48.2(b) and the articles do not materially adversely affect the rights of any Shareholder shall be conclusive and final for the purposes of this article and may not be challenged by any Shareholder.
Share-for-Share Exchange not a Sale
48.4 A Share-for-Share Exchange shall not constitute a Sale or the acquisition of a Controlling Interest for the purpose of these articles.
49. Share transfers
49.1 The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in any year) as the Directors may determine.
50. Transmission of shares
Regulation 27(2)(b) of the model articles is amended by adding, after the word “holder”, the words, “from whom the transmittee derived such entitlement”.

DIVIDENDS AND OTHER DISTRIBUTIONS
51. Procedure for declaring dividends
51.1 Regulation 30(4) of the model articles is amended by adding the words, “of the class in respect of which the dividend is paid” after the words “holding of shares”.
51.2 Regulation 30 of the model articles is amended by adding the following new paragraphs (8) and (9):
“(8) Notwithstanding any other provision of these articles, the Company or the Directors may fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.
(9) If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.”
PART 4
DECISION-MAKING BY SHAREHOLDERS
ORGANISATION OF GENERAL MEETINGS
52. Quorum for general meetings
No business shall be transacted at any meeting unless a quorum is present. One (1) duly authorised representative of the Ordinary Shareholder and one B Ordinary Shareholder shall be a quorum.
53. Chairing general meetings
Regulation 39(2) of the model articles is amended by adding the words, “or a proxy” after the words “director or shareholder” in the last paragraph.
VOTING AT GENERAL MEETINGS
54. Poll Votes
Regulation 44(4) of the model articles is amended by deleting the words “immediately and”.
55. Content of proxy notices
Regulation 45 of the model articles is amended by deleting paragraph (1) and adding the following wording in its place:
“(1) Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	shall be in any usual form or in any other form which the Directors may approve; and

(b)	is delivered to the Company in accordance with the articles and any instructions contained in the notice of the general meeting to which they relate.”
APPLICATION OF RULES TO CLASS MEETINGS
56. Class Meetings
All the provisions of these articles relating to general meetings of the Company or to the proceedings at general meetings shall apply, mutatis mutandis, to meetings of the holders of any class of Shares, except that:
(a)	the necessary quorum at any such meeting (other than an adjourned meeting) shall be two persons holding or representing by proxy at least one-third in nominal amount of the issued Shares of the class;

(b)	at an adjourned meeting the necessary quorum shall be one person holding Shares of the class or his proxy;

(c)	every holder of Shares of the class shall, on a poll, have one vote in respect of every Share of the class held by him; and

(d)	a poll may be demanded by any one holder of Shares of the class whether present in person or by proxy.
PART 5
ADMINISTRATIVE ARRANGEMENTS
57. Means of communication to be used
Regulation 48 of the model articles is amended by adding the following paragraph at the end:
“(4) A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.
58. Company Seals
Regulation 49 of the model articles is amended by adding at the end the following paragraph:
“(5) If the Company has an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, has been authorised by a decision of the Directors.”

59. Destruction of Documents
59.1 The Company is entitled to destroy:
(a)	all instruments of transfer of Shares which have been registered, and all other documents on the basis of which any entries are made in the register of members, from six years after the date of registration;

(b)	all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address, from two years after they have been recorded;

(c)	all share certificates which have been cancelled from one year after the date of the cancellation;

(d)	all paid dividend warrants and cheques from one year after the date of actual payment; and

(e)	all proxy notices from one year after the end of the meeting to which the proxy notice relates.
59.2 If the Company destroys a document in good faith, in accordance with the articles, and without notice of any claim to which that document may be relevant, it is conclusively presumed in favour of the Company that:
(a)	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

(b)	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

(c)	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

(d)	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.
59.3 This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so.
59.4 In this article, references to the destruction of any document include a reference to its being disposed of in any manner.
60. Certification
60.1 Any Director or the secretary or any person appointed by the Directors for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or in electronic form;

(b)	any resolution passed by the Company, the holders of any class of Shares in the capital of the Company, the Directors or any committee of the Directors, whether in hard copy form or in electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or in electronic form (including, without limitation, the accounts).
60.2 If certified in this way, a document purporting to be a copy of a resolution, or the minutes of or an extract from the minutes of a meeting of the Company, the holders of any class of Shares, the Directors or a committee of the Directors, whether in hard copy form or in electronic form, shall be conclusive evidence in favour of all persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of proceedings at a duly constituted meeting.
61. Provision for employees on cessation of business
The Directors may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary. Any such provision shall be made by a resolution of the Directors in accordance with section 247 of the Act.
62. Directors’ Indemnity
62.1 Subject to the provisions of the Act, every Director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this article, or any element of it, to be treated as void under the Act.
62.2 Article 62.1 is without prejudice to any indemnity to which the person concerned may otherwise be entitled.
63. Insurance
Without prejudice to the provisions of article 62, the Directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:
(a)	a Director, other officer, employee of the Company, or any body which is or was the Holding company or Subsidiary of the Company, or in which the Company or such Holding company or Subsidiary has or had any interest

(whether direct or indirect) or with which the Company or such Holding company or Subsidiary is or was in any way allied or associated; or
(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in article 63(a) is or has been interested, including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices in relation to the relevant body or fund.
64. Winding up
If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Companies Acts, divide the whole or any part of the assets of the Company among the members in specie. The liquidation may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

Schedule
Reserved Matters
1.	Amendments to the Company’s articles of association or the adoption of new articles of association of the Company.

2.	Materially changing the nature or scope of the Company’s business.

3.	Entering into, implementing, effecting or authorising any reconstruction or amalgamation or other transaction or arrangement of a similar nature in respect of the Company (save in the context of a solvent liquidation as part of a voluntary reorganisation, reconstruction or amalgamation).

4.	Other than in the ordinary course of business, merging with, demerging from or acquiring, any body corporate, partnership or business, acquiring or disposing of any interest in the shares, or instruments convertible into shares, of any company or body corporate, entering into or terminating any joint venture, acquiring, licensing or disposing of or transferring any interest over any material assets or any right, title or interest in any material assets, or authorising or proposing the same.

5.	Other than in the ordinary course of business incurring any borrowings in excess of £1,000,000 in aggregate or issuing or authorising the issue of, or making any change in or to, any debentures in excess of £1,000,000 in aggregate.

6.	Create or permit to subsist any encumbrance over any of the Company’s material assets or its undertaking other than those (i) arising by operation of law or (ii) relating to retention of title provisions in any agreement or arrangement entered into in the ordinary course of business or (iii) subsisting at the date of adoption of these articles.

7.	Make any loan to or give any credit, guarantee, indemnity or collateral charge or other security on behalf of or to any third party, save for a guarantee given in respect of the obligations of the Company in the normal course of trade credit.

8.	Changing the accounting reference date of the Company or its accounting policies unless such alteration is required by law or by a new statement of standard accounting practice or financial reporting standard which does not offer any discretion in its application, or appointing or removing the Company’s auditors.

9.	Changing in any material respect the terms of any employment contract or contract for services of any director of the Company.

10.	Other than in respect of the BESI Directors, appointing or removing any director of the Company.

11.	Delegating any powers of the directors of the Company to any committee, other than in terms approved in advance on or prior to the date of these Articles.

12.	Entering into any material transactions, commitments or arrangements with any member of the BESI group.

13.	Take any corporate action for the Company’s winding-up (voluntarily or otherwise) or dissolution or appoint a receiver, administrator, administrative receiver, trustee or similar officer of all or any material part of the Company’s assets and revenues or any analogous proceedings in any jurisdiction, or appoint any analogous person in any jurisdiction, subject to the fiduciary duties of the Company’s directors.

14.	For the purposes of these matters, and if not otherwise defined in monetary terms in the paragraph in question, the term material means material in the context of the Company and its Subsidiaries taken as a whole.

APPENDIX III
INFORMATION ON ESIHL AND HOW ESIHL WILL IMPLEMENT THE
OFFER
Espirito Santo Investment Holdings Limited was incorporated in England on 1 February 2010 under registered number 7142126. Its registered office is at 4th Floor, 33 Queen Street, London EC4R 1ES.
The current directors of ESIHL are Francisco Cary, Rafael Valverde and Paulo Araujo.
ESIHL has one ordinary share of £1 in issue. That share is legally and beneficially owned by ESSI. The ordinary share in ESIHL and any further such shares held or to be held by ESSI prior to Completion will be subdivided into ordinary shares of 10p each (ESIHL Ordinary Shares), so that on adoption of the Articles on Completion ESIHL will have two classes of share: (i) ordinary shares of 10p each (here referred to as ESIHL Ordinary Shares) held by ESSI and (ii) B ordinary shares of 10p each (referred to in this document as New ESIHL Shares) held by former EHL Shareholders.
ESSI and ESIHL have been informed by EHL that EHL’s fully diluted share capital is 25,198,394 EHL shares and so, if the Offer becomes unconditional and is accepted in full, the aggregate consideration under the Offer due to EHL Shareholders will be 25,198,394 New ESIHL Shares and (assuming no Shortfall deduction from the Cash Retention) £40,065,446.46.
Accordingly the Offer is constructed on the basis, and it is a term of the Offer, that 25,198,394 is the maximum number of New ESIHL Shares and £40,065,446.46 (before any Shortfall deductions from the Cash Retention) is the maximum amount of cash that will be available under the Offer (including the Drag Along).
If EHL’s fully diluted share capital is more than 25,198,394 EHL shares, (i) the number of New ESIHL Shares to be allotted and issued to each EHL shareholder per EHL Share under the Offer and (ii) the aggregate amount of cash to be paid to each EHL Shareholder per EHL Share under the Offer will be reduced pro rata, with appropriate adjustments to the shares and cash available under the Mix and Match Facility.
On the basis of the information referred to above, if the Offer becomes unconditional and is accepted in full and there is no Shortfall deduction from the Cash Retention, ESSI will subscribe for a maximum of £2.00 per share for 25,299,380 ESIHL Ordinary Shares, representing 50.1 per cent of the aggregate issued share capital of ESIHL. Of this maximum aggregate subscription proceeds £40,065,446.46 would be applied by ESIHL to meet cash acceptances under the Offer and the balance would be available to ESIHL for capital expenditure including stamp duty arising on the Transaction. The full subscription amount and the number of ESIHL Ordinary Shares subscribed may be reduced depending on completion adjustments as is explained below.
If acceptances of the Offer (including under the Drag Along) are received in respect of fewer than 25,198,394 EHL shares, the number of ESIHL Ordinary Shares subscribed by ESSI will be reduced to the extent that fewer shares need to be subscribed by ESSI to maintain a shareholding of 50.1 per cent of the aggregate issued share capital of ESIHL.
If the cash element of the Offer Price is reduced following application of the Shortfall deduction from the Cash Retention, then the subscription price per ESIHL Ordinary Share will be reduced by the same proportion (if any).
On the Completion Date ESSI will subscribe £1.60 per ESIHL Ordinary Share in respect of such number of ESIHL Ordinary Shares as will (i) enable ESIHL to pay the cash element of the Offer Price (minus the Cash Retention) to those EHL Shareholders who have by then accepted or been deemed to have accepted the Offer and (ii) maintain (subject to the Articles) a shareholding of 50.1 per cent of the aggregate issued share capital of ESIHL as explained above. The proceeds of this Completion Date subscription will also be used to pay stamp duty. ESSI will subscribe a further amount by way of subscription price on such ESIHL Ordinary Shares so as to enable the remaining cash consideration under the Offer to be paid to those EHL shareholders once the amount of the Shortfall deduction from the Cash Retention has been finally determined.

APPENDIX IV
DEFINITIONS
The following definitions apply throughout this document unless the context requires otherwise.

1985 Act	Companies Act 1985;

2006 Act	Companies Act 2006;

Accepting Shareholders	has the meaning given on page 1 of this document;

Adjusted Net Earnings	has the meaning given in the Articles;

Arch Facility	means the secured loan facility of up to £2,500,000 provided by Arch Private Finance IC Limited to Noble Group Holdings Limited pursuant to a facility agreement dated 23 December 2008 and made between (1) Arch Private Finance IC Limited, (2) Noble Group Holdings Limited and (3) Arch Financial Products LLP, as varied by deeds of variation dated 10 June 2009 and on or about 18 December 2009;

Articles	the articles of association which will be adopted by ESIHL if Completion occurs, a draft of which is attached as Appendix II;

Associate	has the meaning given in section 988 of the 2006 Act;

Australia	the Commonwealth of Australia, its territories and possessions;

BES	Banco Espírito Santo, S.A., a company registered in Portugal with registration number 500020367 whose registered office is at Avenida da Liberdade 195, 1250-142 Lisboa, Portugal;

BESI	Banco Espirito Santo de Investimento S.A., a company registered in Portugal with registration number 501385932 whose registered office is at Rua Alexandre Herculano 38, 1269-161 Lisboa, Portugal;

BESI Call Options	BESI’s right pursuant to the Articles to acquire New ESIHL Shares from ESIHL shareholders;

Board	as the context requires, the board of directors of EHL or the board of directors of ESIHL, and the terms EHL Board and ESIHL Board shall be construed accordingly;

BoS Facility	the committed working capital facility by which Bank of Scotland PLC has provided funding of £760,000 to EHL and Execution Limited pursuant to a committed working capital facility letter dated 1 February 2010;

Business Day	any day other than a Saturday or a Sunday when banks generally are open in London for general banking business;

Canada	Canada, its provinces and territories and all areas under its jurisdiction and political sub-divisions thereof;

Cash Retention	has the meaning given in paragraph 4(b) of Part B of Appendix I to this document;

Completion	completion of the Transaction, subject to satisfaction of each of the Conditions, to take place 2 Business Days following satisfaction of the final Condition or such later date as is agreed in writing between the EHL Directors and ESIHL;

Completion Accounts	means the accounts for the Wider EHL Group produced in accordance with paragraph 4 of Part B of Appendix I to this Document;

Completion Date	the date Completion occurs, such date to be confirmed on EHL’s website once each of the Conditions has been satisfied or waived, if the Offer by then is not otherwise terminated;

Conditions	the conditions to the Offer, set out in Part A of Appendix I to this document;

Controlling Interest	has the meaning given in the Articles;

Directors of EHL or EHL Directors	the directors of EHL at the relevant time;

Directors of ESIHL or ESIHL Directors	the directors of ESIHL at the relevant time;

Draft Completion Accounts	means the draft Completion Accounts produced in accordance with paragraph 4 of Part B of Appendix

I to this Document;

Drag Along	has the meaning given in the introduction of the ESIHL Letter;

Drag Along Notice	has the meaning given on page 1 of this document;

Dubai	the United Arab Emirate of Dubai, its territories and possessions, and all areas under its jurisdiction and political sub-divisions thereof;

EHL	Execution Holdings Limited, a private limited company incorporated and registered in England and Wales under the 1985 Act with registered number 4916295;

EHL Articles	EHL’s articles of association;

EHL Representatives	means the B Ordinary Directors, as defined in the Articles;

EHL Shareholders	holders of EHL Shares until Completion;

EHL Shares	includes:
(i)	the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of EHL; and

(ii)	any further ordinary shares of 10 pence each in the capital of EHL which are unconditionally allotted or issued and fully paid as at the Completion Date (or if later, the Offer Closing Date);

ESIHL	Espirito Santo Investment Holdings Limited, a private limited company incorporated and registered in England and Wales under the 2006 Act with registered number 7142126 and which is a wholly-owned subsidiary of ESSI, itself a wholly-owned subsidiary BESI;

ESIHL Group	ESIHL and its subsidiaries and subsidiary undertakings;

ESIHL Letter	the letter from ESIHL at page 10 of this document;

ESSI	ESSI Sociedade Gestora de Participacões Sociais, S.A., a company incorporated and registered in

Portugal with registered number 503.857.74;

Execution Share Scheme(s)	the arrangements pursuant to which EHL has granted share options to the Optionholders;

Form or Form of Acceptance	the form of acceptance, election and authority relating to the Offer accompanying this document, which may only be completed by holders of EHL Shares;

group	group means in relation to an undertaking (a) that undertaking and its subsidiaries from time to time and (b) the ultimate holding company (if any) of that undertaking from time to time and (c) every other company which from time to time is a subsidiary of the same ultimate holding company (“subsidiaries” and “holding company” having the meaning set out in section 1159 of the 2006 Act);

India	India, its territories and possessions, and all areas under its jurisdiction and political sub-divisions thereof;

Japan	Japan, its cities, prefectures, territories and possessions, and all areas under its jurisdiction and political sub-divisions thereof;

Longstop Date	means 30 June 2010 (or such later date as may be agreed in writing between EHL and ESIHL);

Mix and Match Facility	the facility for EHL Shareholders who validly accept the Offer to elect, subject to availability, to vary the proportions in which they receive cash and New ESIHL Shares in respect of their holdings of EHL Shares;

New ESIHL Shareholder	a holder of New ESIHL Shares issued pursuant to the Offer (including the Mix and Match Facility);

New ESIHL Shares	B ordinary shares of 10 pence each in the capital of ESIHL;

Noble Group Acquisition	the acquisition by EHL of 100% of the issued (and to be issued) share capital of Noble Group Holdings Limited;

Offer	the offer (including the Mix and Match Facility) being made by ESIHL to acquire the EHL Shares on the terms and subject to the conditions set out in this document;

Offer Closing Date	has the meaning set out in paragraph 12 of the ESIHL Letter;

Other Shareholders	has the meaning given on page 1 of this document;

Optionholder	means a person who is entitled to acquire EHL Shares pursuant to any share option agreement granted by EHL which has not been exercised, waived or has not lapsed in accordance with its terms;

Overseas Shareholders	EHL Shareholders (or nominees of, or custodians or trustees for EHL Shareholders) not resident in or citizens of the United Kingdom;

Restricted Jurisdiction	Canada, Dubai, India, Australia, Japan, and any other jurisdiction where extension or acceptance of the Offer would violate the law of that jurisdiction;

Restricted Overseas Person	either a person (including an individual, partnership, unincorporated syndicate, unincorporated organisation, trust, trustee, custodian, executor, administrator or other legal representative) in, or resident in, any Restricted Jurisdiction;

Shortfall	has the meaning given in paragraph 4(b) of Part B of Appendix I to this document;

Shortfall Determination Date	means the date when the Completion Accounts and the aggregate Shortfall (if any) are agreed or determined in accordance with paragraph 4 of Part B of Appendix I to this document;

Third Party Right	any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or encumbrance, or any agreement to create any of the above;

Transaction	the acquisition of the entire issued share capital of EHL by ESIHL pursuant to the Offer;

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland;

United States of America or United	the United States of America, its territories and

States or US	possessions, any state of the United States and the District of Columbia;

US Securities Act	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Warranties	the warranties from the Warrantors in relation to EHL and the Wider EHL Group;

Warrantors	Nick Finegold, Simon Brookhouse and Damien Devine (and Warrantor shall mean any one of them);

Warranty Letter	a letter between the Warrantors on the one hand, and ESIHL and BESI on the other, containing the Warranties;

Wider EHL Group	EHL and the subsidiaries and subsidiary undertakings of EHL;

Wider ESIHL Group	ESIHL and the subsidiaries and subsidiary undertakings of ESIHL.
All references to legislation in this document are to English legislation unless the contrary is indicated. Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.
All references to time in this document are to London time.
Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.
For the purposes of this document, subsidiary, subsidiary undertaking and parent undertaking have the respective meanings given to them by the 2006 Act and substantial interest means the direct or indirect interest of twenty (20) per cent. or more of the equity share capital (as defined in the 2006 Act) of any undertaking.

APPENDIX V
DRAG ALONG NOTICE
NOTIFICATION TO SHAREHOLDERS AND OPTION HOLDERS IN
ACCORDANCE WITH ARTICLE 13.3 OF THE ARTICLES OF
ASSOCIATION OF THE COMPANY
To: each holder of Ordinary Shares and/or options in respect of Ordinary Shares in the capital of Execution Holdings Limited.
24 February 2010
PROPOSED OFFER BY ESPIRITO SANTO INVESTMENT HOLDINGS LIMITED (“ESIHL”) FOR THE ENTIRE SHARE CAPITAL OF EXECUTION HOLDINGS LIMITED (“COMPANY”)
ESIHL has today made an offer for the entire share capital of the Company, on the terms set out in the attached offer document (the “Offer” and the “Offer Document” respectively) which constitutes a Qualifying Offer as defined in article 13.1 of the articles of association of the Company (“Articles”).
We, the shareholders of the Company whose names are set out in the attached appendix, being the holders of not less than 70 per cent. in nominal value of the aggregate number of the Ordinary Shares of the Company in issue at the date of the Offer (for the purposes of this letter and the Articles, the “Accepting Shareholders”) hereby give you (meaning each Other Shareholder, as defined below) written notice pursuant to article 13.3 of the Articles that we wish to accept the Offer and that therefore pursuant to article 13.3 of the Articles you, being a remaining holder of Ordinary Shares in the capital of the Company (“Other Shareholders”), are therefore bound to accept the Offer and to transfer your Ordinary Shares to ESIHL with full title guarantee on the date specified by the Accepting Shareholders, being the Offer Closing Date (as defined in the attached Offer Document).
If you hold options over shares in the capital of the Company then upon exercise of such options, and unless you have returned a completed Form of Acceptance in accordance with the Offer Document, you shall become an Other Shareholder (as defined above) and shall be bound to accept the Offer and transfer your Ordinary Shares arising as a result of the exercise of such options to ESIHL with full title guarantee, on the Offer Closing Date (as defined in the Offer Document) on the terms set out in this notice.
This is without prejudice to your right to make an election under the Mix and Match Facility (as defined in the Offer Document) by returning your Form of Acceptance before the closing date for elections under the Mix and Match Facility, being 11.00 a.m. (London time) on Friday 19 March 2010. The terms of the Mix and Match Facility are set out in the Offer Document and the Form of Acceptance.

If you do not make an election under the Mix and Match Facility by returning your Form of Acceptance before 11.00 a.m. (London time) on Friday 19 March 2010, then the Mix and Match Facility shall not be available to you and you shall be bound to accept the Offer on the terms of the Offer Document and as is further set out in this notification.
Under article 13.4 of the Articles if you do not, within five Business Days of being required to do so, in other words within five Business Days of the Offer Closing Date, execute and deliver transfers in respect of the Ordinary Shares held by you and deliver the certificate(s) in respect of the same (or a suitable indemnity in lieu thereof), then any Accepting Shareholder shall be entitled to execute, and shall be entitled to authorise and instruct such person as he thinks fit to execute, the necessary transfer(s) and indemnities on your behalf and, against receipt by the Company (on trust for you) of the cash consideration payable under the Offer for the relevant Ordinary Shares, in accordance with the Offer, deliver such transfer(s) and certificate(s) or indemnities to ESIHL and register ESIHL as the holder thereof.
Under the terms of article 13.4 of the Articles, you have irrevocably appointed any relevant Accepting Shareholder as your attorney (with the power to appoint any other person as the relevant Accepting Shareholder thinks fit as a substitute and to delegate to that substitute all or any powers conferred under article 13.4 of the Articles, as if he had been originally appointed under the Power of Attorney set out in article 13.4 of the Articles) to give effect to the provisions of article 13.4 of the Articles.
This document may be executed in any number of counterparts, each of which when executed by one or more of the Accepting Shareholders shall constitute an original but all of which shall constitute one and the same instrument.
Signed              (Signed copies of a document in substantially the same form as this Appendix V have been received by EHL from the EHL Shareholders listed below)
Print name:
APPENDIX
The Accepting Shareholders
Signed copies of a document in substantially the same form as this Appendix V have been received by EHL from the EHL Shareholders listed below:
Alistair Thomson
Angus Macpherson
Anke Reingen
Bill Osborne-Young
Charles Ashton

Chasophie Limited
Courtney Cox
Craig Reilly
Damien Devine
David Potter
Dipesh Patel
Fiona Swaffield
Garreth Hodgson
Giasone Salati
Henry Chaplin
Jacky Joy
James Blackburn
James Bromhead
James Edwardes-Jones
James Goldstone
Jeremy McKeown
Joe Philipsz
John Llewellyn-Lloyd
John Millar
John Moore
John Riddell
Joy Ferneyhough
Julie Beecher
Keith Jones
Martin Dolan
Matt Fitzgerald

Neil Strong
Nicholas Finegold
Nick Tranter
Nick Paulson-Ellis
Nigel Morris-Jones
Oliver Pawle
Peter Homan
Peter Tracey
Peter Ward
Russell Clifton
Scott Evans
Simon Brookhouse
Spearpoint Limited
Tim Sykes
Tony Nash
Will Draper